UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TOLL BROTHERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, March 11, 2009

The 2009 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Wednesday, March 11, 2009 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1. To elect the four directors nominated by the Board of Directors and named in the proxy statement to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2010 or 2011.)

2. To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

3. To consider two stockholder proposals if properly presented at the Meeting.

4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 16, 2009 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

Please note the admission policy and procedures regarding attendance at the Meeting, set forth on the next page.

MICHAEL I. SNYDER
Secretary

February 6, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2009

The proxy statement and 2008 Annual Report of Toll Brothers, Inc. are available at:
http://materials.proxyvote.com/889478

ATTENDANCE AT ANNUAL MEETING — ADMISSION POLICY AND PROCEDURES

Attendance at the Meeting is limited to:

(A)	Stockholders of record.

(B)	Beneficial owners who are natural persons and who present a letter from the stockholder of record certifying to their beneficial ownership.

(C)	Authorized representatives of beneficial owners that are not natural persons, who present: (1) a letter from the stockholder of record certifying to the beneficial ownership of the entity, and (2) a letter certifying to their status as an authorized representative of the entity.

The Meeting will begin promptly at 12:00 noon EDT. Please allow ample time for the admission procedures described below.

If you are a stockholder of record, meaning you hold your shares directly with the Company, and you plan to attend the Meeting, please mark the appropriate box on your proxy card, or send written notice of your intention to attend to: Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary, by March 4, 2009.

If you are a beneficial owner, meaning your shares are held for you by a bank, broker or other intermediary, and you plan to attend the Meeting, please send written notice of your intention to attend to: Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary, by March 4, 2009. Please include with such notice: (1) your name, complete mailing address and phone number, (2) if you are not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual, and (3) evidence of your ownership (such as the relevant portion of your bank or brokerage firm account statement or a letter from the bank, broker or other intermediary confirming your ownership). If you do not provide the requested information by March 4, 2009, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

If you are a stockholder of record and plan to vote your shares at the Meeting, please bring your proxy card with you. If you are a beneficial owner and plan to vote your shares at the Meeting, please bring evidence of ownership with you, even if such evidence was provided in advance.

All attendees must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether these admission procedures have been followed and whether you will be granted admission to the Meeting.

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT
For
Annual Meeting of Stockholders
Wednesday, March 11, 2009

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation, for use at the Toll Brothers, Inc. 2009 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. Any reference to “Toll Brothers” or any use of the terms “Company,” “we,” “us” or “our” in this proxy statement refers to Toll Brothers, Inc. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to our stockholders on or about February 6, 2009.

The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” Proposal One, the nominees of our Board of Directors in the election of the four directors whose terms of office will extend until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, “FOR” Proposal Two, the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year, “AGAINST” Proposal Three, a stockholder proposal to declassify our Board of Directors, and “AGAINST” Proposal Four, a stockholder proposal relating to the separation of the roles of CEO and Chairman of the Board. Any proxy may be revoked at any time before its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Quorum and Required Vote

The record date fixed by our Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting is January 16, 2009 (the “Record Date”). At the close of business on the Record Date, there were 161,010,266 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned of record at the close of business on the Record Date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal One:  Directors are elected by a plurality of the votes cast at the Meeting on this proposal and the four nominees who receive the most votes will be elected. Proposal One is considered a “routine” matter under the rules of the New York Stock Exchange (“NYSE”) and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal One if their customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

Proposal Two:  To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting on this proposal. Proposal Two is considered a “routine” matter under the NYSE’s rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal Two if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Proposals Three and Four:  To be approved, each of these proposals must receive an affirmative majority of the votes cast at the Meeting on these proposals. These proposals are not considered “routine” matters under the NYSE’s rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to either of these proposals. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of these proposals.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors and nominees for director and each executive officer named in the Summary Compensation Table under “Executive Compensation Tables” in this proxy statement; and (3) all directors and executive officers as a group. This information is as of the Record Date, except as otherwise indicated. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

		Percent of
	Amount and Nature of	Common
Name of Beneficial Owner	Beneficial Ownership(1)	Stock

Robert I. Toll (2)(3)(4)	25,148,021	14.96
Bruce E. Toll (5)	6,024,160	3.74
FMR LLC (6)	16,565,240	10.29
Massachusetts Financial Services Company (7)	8,500,300	5.28
Zvi Barzilay	2,217,500	1.36
Robert S. Blank	209,492	*
Edward G. Boehne	311,300	*
Richard J. Braemer	506,140	*
Roger S. Hillas	493,423	*
Carl B. Marbach (8)	412,243	*
Stephen A. Novick	126,300	*
Joel H. Rassman	1,186,214	*
Paul E. Shapiro	414,707	*
All directors and executive officers as a group (11 persons) (3)(4)(8)(5)(9)	37,049,500	21.41

*	Less than 1%

(1)	Shares issuable pursuant to options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 7,100,000 shares; Mr. Bruce E. Toll, 250,500 shares; Mr. Barzilay, 1,921,316 shares; Mr. Blank, 196,000 shares; Mr. Boehne, 309,500 shares (includes options for 64,000 shares transferred to his wife); Mr. Braemer, 311,500 shares; Mr. Hillas, 267,000 shares; Mr. Marbach,

343,500 shares; Mr. Novick, 125,500 shares; Mr. Rassman, 844,201 shares; Mr. Shapiro, 339,125 shares; and all directors and executive officers as a group, 12,108,142 shares.

(2)	The address for Mr. Robert I. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044.

(3)	Amount includes 418,735 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power, and as to which he disclaims beneficial ownership. Amount also includes 56,000 shares owned by the Robert and Jane Toll Foundation, of which Mr. Robert I. Toll is a trustee with voting and dispositive power, and as to which he disclaims beneficial ownership.

(4)	Amount includes 7,120,316 shares pledged to certain financial institutions to secure personal obligations of Mr. Robert I. Toll.

(5)	Amount includes 4,050,000 shares pledged to certain financial institutions to secure obligations of The Bruce E. Toll Revocable Trust (of which Mr. Bruce E. Toll is the sole trustee).

(6)	Based on a Schedule 13G, filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2008, which states that the address of FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109, that FMR has sole voting power with respect to 303,440 shares and sole dispositive power with respect to 16,565,240 shares, and that 16,262,000 shares as to which the Schedule 13G is filed by FMR, in its capacity as an investment advisor, are owned by clients of FMR who have the right to receive or the power to direct the receipt of dividends from or proceeds of such shares.

(7)	Based on a Schedule 13G-A, filed with the SEC on February 12, 2008, which states that the address of Massachusetts Financial Services Company (“MFS”) is 500 Boylston Street, Boston, Massachusetts 02116, that MFS has sole voting power with respect to 7,651,980 shares and sole dispositive power with respect to 8,500,300 shares.

(8)	Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

(9)	The Board of Directors, after reviewing the functions of all of our officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Item 403 of Regulation S-K of the SEC, only the Chief Executive Officer, Chief Operating Officer, and Executive Vice President/Chief Financial Officer/Treasurer are deemed to be officers or executive officers of the Company for reporting purposes under Item 403.

PROPOSAL ONE

ELECTION OF DIRECTORS FOR TERMS ENDING 2012

At the Meeting, our stockholders will elect four directors to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Our Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three-year terms of office expire at the Meeting are Messrs. Robert S. Blank, Roger S. Hillas, Stephen A. Novick and Paul E. Shapiro.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Robert S. Blank, Roger S. Hillas, Stephen A. Novick and Paul E. Shapiro to serve again as directors until the 2012 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board of Directors may nominate on the recommendation of the Nominating and Corporate Governance Committee.

Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting.

		Director	Term
Name	Age	Since	Expires	Position(s) with the Company

Robert I. Toll	68	1986	2011	Chairman of the Board and Chief Executive Officer
Bruce E. Toll	65	1986	2011	Vice Chairman of the Board
Zvi Barzilay	62	1994	2010	President, Chief Operating Officer and Director
Robert S. Blank	68	1986	2009	Director
Edward G. Boehne	68	2000	2010	Director
Richard J. Braemer	67	1986	2010	Director
Roger S. Hillas	81	1988	2009	Director
Carl B. Marbach	67	1991	2010	Director
Stephen A. Novick	68	2003	2009	Director
Joel H. Rassman	63	1996	2011	Executive Vice President, Chief Financial Officer, Treasurer and Director
Paul E. Shapiro	67	1993	2009	Director

Robert I. Toll co-founded our predecessors’ operations with his brother, Bruce E. Toll, in 1967. He has been a member of our Board of Directors since our inception in May 1986. His principal occupation since our inception has been to serve as our Chief Executive Officer.

Bruce E. Toll, the brother of Robert I. Toll, has been a member of our Board of Directors since our inception in May 1986 and served as our Chief Operating Officer until May 1998 and our President until November 1998. He is a member of the Public Debt and Equity Financing Committee. Mr. Toll is the founder and president of BET Investments, a commercial real estate company, the Chairman of Philadelphia Media Holdings, L.L.C., the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, and the owner of several car dealerships. He also serves on the board of directors of Fifth Street Finance Corp., a NYSE-listed company that lends to and invests in small and mid-sized companies. From 2000 until July 2006, Mr. Toll was a member of the board of directors of UbiquiTel, Inc.

Zvi Barzilay has been a member of our Board of Directors since June 1994. He joined our predecessor in 1980 as a project manager and was appointed a Vice President in 1983. He held the position of Executive Vice President from January 1992 until May 1998, when he was appointed to the additional position of Chief Operating Officer. Since November 1998, he has been our President and Chief Operating Officer.

Robert S. Blank has been a member of our Board of Directors since September 1986. He is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Financing Committee. For more than the past five years, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company and Senior Partner of Whitcom Partners. Whitney Communications Company and Whitcom Partners make investments in public and non-public companies. From August 2001 until June 2007, Mr. Blank was a member of the board of directors of Advanta Corp.

Edward G. Boehne has been a member of our Board of Directors since July 2000. He is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Mutual Bancorp, Inc., Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. Mr. Boehne is also a member of the board of directors of, and a Senior Economic Advisor to, the Haverford Trust Company.

Richard J. Braemer has been a member of our Board of Directors since September 1986. He is the chairman of the Public Debt and Equity Financing Committee. Mr. Braemer is senior counsel at the law firm of Ballard, Spahr, Andrews & Ingersoll, LLP, where he was a partner from 1994 through 2008.

Roger S. Hillas has been a member of our Board of Directors since April 1988. He is a member of the Audit Committee. From July 1988 until his retirement in December 1992, Mr. Hillas was Chairman and Chief Executive Officer of Meritor Savings Bank. Prior to July 1988, Mr. Hillas was Chairman of PNC Financial Corp. and, before that, Chairman of Provident National Bank.

Carl B. Marbach has been a member of our Board of Directors since December 1991. He is the Chairman of the Executive Compensation Committee and a member of the Audit Committee. Since January 2004, Mr. Marbach has been president of Greater Marbach Airlines, Inc. and Florida Professional Aviation, Inc., companies that provide aviation services and consulting. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded.

Stephen A. Novick has been a member of our Board of Directors since January 2003. He is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Novick serves as Senior Advisor for The Andrea and Charles Bronfman Philanthropies, a private family foundation. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp.

Joel H. Rassman has been a member of our Board of Directors since September 1996. He joined our predecessor in 1984 as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Rassman was appointed Executive Vice President in June 2002. Mr. Rassman continues to serve as our Executive Vice President, Treasurer and Chief Financial Officer.

Paul E. Shapiro has been a member of our Board of Directors since December 1993. He is the Chairman of the Audit Committee. Since June 30, 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 1, 2004 to June 30, 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc.

Meetings and Committees of the Board of Directors

The Board of Directors held four regular meetings and one telephonic meeting during our 2008 fiscal year.

The Board of Directors currently has an Audit Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee and a Public Debt and Equity Financing Committee.

The Audit Committee is, and for the entire 2008 fiscal year was, comprised of Paul E. Shapiro (Chairman), Edward G. Boehne, Roger S. Hillas and Carl B. Marbach, each of whom has been determined by the Board of Directors to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this proxy statement. The Board of Directors has further determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and is an “audit committee financial expert” within the meaning of the applicable SEC rules.

The Audit Committee, among other things, assists our Board of Directors in fulfilling its responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and independent audits. The Audit Committee also has the responsibility and authority for the appointment, compensation, retention, evaluation, termination and oversight of the independent registered public accounting firm, and pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee held four regular meetings during the last fiscal year, all of which were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm, to consider, among other things, the scope of the annual audit and issues of accounting policy and internal control. The Chairman of the Audit Committee also met telephonically with our management and representatives from Ernst & Young LLP eight times during the 2008 fiscal year, prior to each public release of our quarterly and annual financial information.

The Executive Compensation Committee is, and for the entire 2008 fiscal year was, comprised of Carl B. Marbach (Chairman) and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive Compensation Committee, among other things, sets compensation for the Named Executive Officers (“NEOs”) and administers (in some cases along with the Board of Directors) the Toll Brothers, Inc. CEO Cash Bonus Plan (the “CEO Bonus Plan”), the Toll Brothers, Inc. Executive Officer Cash Bonus Plan (the “Executive Officer Bonus Plan”), the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “Employee Plan”), and the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “SERP”). It also administers the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan (1993) (the “1993 Plan”), the Toll Brothers, Inc. Stock Option and Incentive Plan (1995) (the “1995 Plan”) and the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”), which plans are inactive except for exercises of existing stock option grants. The Executive Compensation Committee held five meetings during the 2008 fiscal year, some of which took place over multiple days.

The Nominating and Corporate Governance Committee is, and for the entire 2008 fiscal year was, comprised of Edward G. Boehne (Chairman), Robert S. Blank and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for, among other things, the recommendation to the Board of Directors of nominees for election to the Board of Directors, the evaluation of the size of the Board of Directors, the evaluation and recommendation to the Board of Directors of the compensation of the non-employee directors, the establishment and updating of corporate governance guidelines, the review and approval of related party transactions and acting on behalf of the Board of Directors with respect to certain administrative matters. The Nominating and Corporate Governance Committee, along with the Board of Directors, also administers the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) (the “Director Plan”). The Nominating and Corporate Governance Committee held four meetings during the 2008 fiscal year.

The Public Debt and Equity Financing Committee is, and for the entire 2008 fiscal year was, comprised of Richard J. Braemer (Chairman), Robert S. Blank, Carl B. Marbach and Bruce E. Toll. The Public Debt and Equity Financing Committee’s primary responsibility is to carry out functions previously approved by the Board of Directors relating to the authorization, terms, sale, registration or repurchase of public debt securities of the Company or its affiliates. The Public Debt and Equity Financing Committee met once during the 2008 fiscal year.

Each director attended at least 75% of the meetings of the Board of Directors and of the committees of which he was a member during the 2008 fiscal year.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending compensation for non-management directors to the Board of Directors.

Elements of Director Compensation

Non-management directors are compensated in cash, stock options, and restricted stock for their services as directors.

•	Cash. Directors receive no annual cash stipend for their service on the Board of Directors or its committees. Each non-management director, other than Bruce E. Toll, receives cash fees for each Board of Directors and Board committee meeting attended that is determined to be a “paid” meeting. In general, for example, telephone conferences lasting less than thirty minutes in duration are not considered “paid” meetings. Cash fees paid for meetings held during fiscal 2008 were as follows:

Each full day Board of Directors meeting	$5,000
Each half day Board of Directors meeting	$2,500
Each telephonic Board of Directors meeting	$1,750
Each Board committee meeting	$1,750

•	Equity Compensation. All non-management directors receive annual equity compensation in the form of stock options for service on the Board of Directors and on Board committees. In addition, non-management directors also receive restricted stock awards for service on certain Board committees. Stock options and restricted stock awards are granted on December 20 of each year (or the immediately preceding or succeeding business day, if December 20 falls on a weekend), for service during the immediately preceding fiscal year. Each option grant made to a non-management director vests equally over a two year period, with the potential for automatic vesting upon a change of control of the Company and continued vesting upon death, disability or retirement of the director. Restrictions on shares of restricted stock granted as director compensation lapse over two years, although all restrictions immediately lapse upon a change of control of the Company or upon the death or disability of the director. In order to receive equity compensation for Board committee service, the relevant Board committee must meet at least once during the fiscal year, and such meeting must be considered a “paid” meeting.

Equity compensation granted to non-management directors during fiscal 2008 was for services rendered during fiscal 2007 and was granted under the Director Plan as follows:

Service on the Board of Directors	Option to acquire 15,000 shares
Chairman of the Audit Committee	Option to acquire 1,250 shares 250 shares of restricted stock
Member of the Audit Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Chairman of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares 200 shares of restricted stock
Member of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Chairman of the Executive Compensation Committee	Option to acquire 1,000 shares 200 shares of restricted stock
Member of the Executive Compensation Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Member or Chairman of the Public Debt and Equity Financing Committee	Option grant to acquire 500 shares

•	Perquisites and Benefits. Non-management directors did not receive perquisites or other benefits from the Company during fiscal 2008, except for Mr. Bruce E. Toll, as discussed in the section below entitled “Other Director Compensation Arrangements.”

Other Director Compensation Arrangements

An Advisory and Non-Competition Agreement (the “Advisory Agreement”), dated as of November 1, 2004, and amended as of June 13, 2007 and November 24, 2008, is in place between the Company and Bruce E. Toll. The Advisory Agreement currently expires on October 31, 2010. The purpose of the Advisory Agreement is to provide us with the valuable and special knowledge, expertise and services of Mr. Toll, one of our co-founders, on a continuing basis, as well as to ensure that Mr. Toll does not engage in activities or business ventures which compete with us. The Advisory Agreement provides, among other things, that (a) we will retain Mr. Toll as Special Advisor to the Chairman until October 31, 2010 at an annual compensation rate of $675,000, (b) he will be paid $675,000 for each of the three years following the term (or termination) of the Advisory Agreement so long as he does not violate certain non-competition and other provisions, and (c) during the term of the Advisory Agreement he will be entitled to receive the health and 401(k) retirement plan benefits available to our NEOs. Pursuant to the terms of the Advisory Agreement, Mr. Toll was designated a participant in the SERP, which provides an annual benefit of $230,000 for 20 years, provided that no payments will be made to Mr. Toll under the SERP until the expiration of the three-year non-competition period following the term (or termination) of the Advisory Agreement. In fiscal 2008, we accrued $47,275 for his benefit under the SERP. During fiscal 2008, we provided Bruce E. Toll with perquisites with an estimated value of $26,453, which are described in greater detail under “Director Compensation Table” below. These perquisites were reviewed by the Executive Compensation Committee as part of its review of perquisites paid to our NEOs and were found to be reasonable and consistent with past practices.

Director Compensation Table

The following table sets forth information concerning the fiscal 2008 compensation awarded to or earned by the non-management directors. Management directors are not compensated for their service as directors. The compensation received by the management directors for their services as employees of the Company is shown in the Summary Compensation Table contained in this proxy statement.

Non-Management Director Compensation during Fiscal 2008

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned or	Stock	Option	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation
	($)	($)(1)(2)(3)	($)(4)(5)(6)	Earnings ($)	($)		Total ($)

Robert S. Blank	19,500	2,543	196,960	—	—		219,003
Edward G. Boehne	28,250	7,628	209,270	—	—		245,148
Richard J. Braemer	14,250	—	184,650	—	—		198,900
Roger S. Hillas	21,250	2,543	196,960	—	—		220,753
Carl B. Marbach	28,250	6,037	209,270	—	—		243,557
Stephen A. Novick	28,250	3,494	243,880	—	—		275,624
Paul E. Shapiro	35,250	5,561	200,038	—	—		240,849
Bruce E. Toll	—	—	184,650	(7)	701,453	(8)	886,103

(1)	Annual restricted stock grants to non-management directors are made during the first quarter of each fiscal year for service on the Board during the immediately preceding fiscal year. The awards vest 50% on the first anniversary of the award and 50% on the second anniversary of the award. The grant date fair values of the awards are based upon the closing price our common stock on the date of the awards. Each non-management director, other than Mr. Braemer and Mr. Bruce E. Toll, received a grant of restricted stock during fiscal year 2008. Each grant was made on December 20, 2007 and the grant date fair value of each award was as follows: Mr. Blank, $2,076; Mr. Boehne, $6,228; Mr. Hillas, $2,076; Mr. Marbach, $6,228; Mr. Novick, $4,152; and Mr. Shapiro, $5,190.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2008 in accordance with Statement of Financial Accounting Standards No. 123R, Share Based Payment (“SFAS 123R”) for restricted stock awards. The amount recognized for financial statement reporting purposes is based on the grant date fair value of the awards (see footnote 1 above) and the period upon which the awards vest.

(3)	The non-management directors held the following amounts of unvested restricted stock awards at October 31, 2008: Mr. Blank, 150 shares; Mr. Boehne, 450 shares; Mr. Hillas, 150 shares; Mr. Marbach, 400 shares; Mr. Novick, 250 shares; and Mr. Shapiro, 350 shares. Mr. Braemer and Mr. Bruce E. Toll do not hold any unvested restricted stock awards.

(4)	The annual stock option grants to non-management directors are made during the first quarter of each fiscal year for service on the Board during the immediately preceding fiscal year. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements for fiscal year 2008, included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

(5)	Each non-management director received a stock option grant during fiscal year 2008. Each grant was made on December 20, 2007 and the grant date fair value of each award, computed in accordance with SFAS 123R, was as follows: Mr. Blank, $196,960; Mr. Boehne, $209,270; Mr. Braemer, $184,650; Mr. Hillas, $196,960; Mr. Marbach, $209,270; Mr. Novick; $209,270; Mr. Shapiro, $200,038; and Mr. Bruce E. Toll, $184,650.

(6)	The non-management directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2008: Mr. Blank, 204,000 shares; Mr. Boehne, 254,000 shares; Mr. Braemer, 350,000 shares; Mr. Hillas, 337,000 shares; Mr. Marbach, 352,000 shares; Mr. Novick, 134,000 shares; Mr. Shapiro, 347,250 shares; and Mr. Bruce E. Toll, 258,000. We provide information on the beneficial ownership of our stock for each of our directors under “Security Ownership of Principal Stockholders and Management” on page 2 of this proxy statement.

(7)	Due to a change in actuarial assumptions regarding Mr. Bruce E. Toll’s retirement age and a change in the assumption related to the discount rate from October 31, 2007 to October 31, 2008, the actuarial present value of Mr. Bruce E. Toll’s accumulated plan benefit under the SERP decreased by $525,082.

(8)	“All Other Compensation” consists of the following annual compensation and perquisites provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement. See “Other Director Compensation Arrangements” above.

Annual cash compensation	$675,000
Contributions to 401(k) plan	11,550
Health insurance	11,925
Club dues	2,978

Total	$701,453

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF
ROBERT S. BLANK, ROGER S. HILLAS, STEPHEN A. NOVICK
AND PAUL E. SHAPIRO.

PROPOSAL TWO

RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommends ratification of its re-appointment of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending October 31, 2009. Ernst & Young LLP has audited our consolidated financial statements since 1984.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The following table sets forth the fees paid to Ernst & Young LLP for professional services for the fiscal years ended October 31, 2008 and 2007:

	2008	2007

Audit Fees(1)	$1,197,883	$926,034
Audit-Related Fees(2)	63,250	82,593
Tax Fees(3)	243,361	119,057
All Other Fees(4)	—	4,000

	$1,504,494	$1,131,684

(1)	“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the attestation of the independent registered public accounting firm with respect to the effectiveness of internal control over financial reporting, (c) the review of quarterly financial information, (d) the stand-alone audits of certain of its subsidiaries and (e) the issuance of consents in various filings with the SEC.

(2)	“Audit-Related Fees” include fees billed for audits of various joint ventures in which we have an interest, and the Toll Brothers Realty Trust Group.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters.

(4)	“All Other Fees” include fees for consulting for certain joint ventures.

The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specific services. Any work that exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services were approved by the Audit Committee for fiscal 2008.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL TWO

PROPOSAL THREE

STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Amalgamated Bank’s LongView MidCap 400 Index Fund, located at 275 Seventh Avenue, New York, New York 10001, is the beneficial owner of 48,067 shares of our common stock and has submitted a stockholder proposal, which is quoted verbatim in italics below:

Stockholder Proposal

RESOLVED:  The stockholders of Toll Brothers, Inc. (“Toll Brothers” or the “Company”) request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.

Toll Brothers’ board is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interests of stockholders.

The evidence indicates that shareholders at other companies favor declassified boards. Shareholder proposals urging annual elections of all directors received, on average, over 66% of the vote in recent years, according to RiskMetrics Group. Over 40% of the Company’s peers in the S&P MidCap 400 elect all directors annually. In recent years, dozens of companies — including Proctor & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb and Sprint — sought and received shareholder approval to declassify their boards.

We believe that this reform is needed. WE URGE YOU TO VOTE FOR THIS RESOLUTION.

The Company’s Response

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered the stockholder proposal submitted by Amalgamated Bank’s LongView MidCap 400 Index Fund and recommends that stockholders vote against this proposal. The Board believes it is not in our stockholders’ best interests to declassify the Board and to have annual elections of each Director.

Our current classified board structure has been in place since 1989. The Board is divided into three classes, with Directors elected to staggered three-year terms. Under this system, approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years. The Board believes that an active, professional Board benefits in many ways from classifying its Directors. The most notable among these benefits are increased Board stability, improved long-term planning and an enhanced ability to protect stockholder value in a potential takeover.

Increased Board Stability

Three-year staggered terms are designed to provide stability and to enhance the likelihood that, at any given time, a majority of our Directors have prior experience as Directors of the Company and a comprehensive knowledge of our business and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about our business are a valuable resource and are better positioned to make fundamental decisions that are in our stockholders’ best interests. The Board observes that numerous well-respected corporations have classified Boards.

A classified Board produces more orderly change in the composition of the Board and in our policies and strategies. It also enables us to be better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit a meaningful portion of their time and the resources required to understand fully our Company and its operations. The Board believes that its classified structure has helped it to attract and retain well-qualified Directors who understand our Company and our industry and work to protect stockholder value.

Improved Long-Term Planning

The Board of Directors believes that the election of Directors to staggered three-year terms also enhances our ability to engage in long-term strategic planning in that the continuity made possible by the classified Board structure promotes proper and steady oversight of our Company.

The benefits of the current classified Board structure do not come at the cost of Directors’ accountability to stockholders. Directors elected to three-year terms are just as accountable to stockholders as Directors elected annually, since all Directors are required to uphold their fiduciary duties to our Company and its stockholders regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides stockholders with an orderly means to effect change and to communicate their views on our performance and that of the individual Directors. Overall accountability of the Board is achieved through stockholders’ selection of responsible, experienced, and respected individuals as Directors; it is not compromised by the length of a Director’s term.

Enhanced Ability to Protect Stockholder Value in a Potential Takeover

A classified Board structure enhances the Board of Directors’ ability to negotiate the best results for stockholders in a potential takeover situation, in accordance with their ongoing fiduciary duties under Delaware law. A classified Board structure encourages anyone seeking to obtain control of our Company to offer a full and fair price and to negotiate with the Board. At least two annual meetings of stockholders will be required to effect a change in control of the Board. Although the classified Board is intended to encourage a person seeking to obtain control of our Company to negotiate with the Board, the existence of a classified Board will not, in fact, prevent a person from acquiring control of a Board or accomplishing a hostile acquisition. Instead, the classified Board merely gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of enhancing stockholder value in a potential change-of-control situation. It also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers. In this regard, a recent study states that “the evidence is inconsistent with the view that board classification is associated with managerial entrenchment, and instead suggests that classification may improve the relative bargaining power of target managers on behalf of their constituent shareholders.” Thomas Bates, David A. Becher & Michael L. Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, p.3. (Wharton Financial Institution Center Working Paper No. 07-12, April 2007).

Effect of the Proposal

The elimination of our classified Board structure would require more than passage of this proposal; it would require an amendment to our Second Restated Certificate of Incorporation. Under our Second Restated Certificate of Incorporation, the affirmative vote of 66 2/3% of our shares having voting power with respect to an amendment declassifying the Board would be required for approval to eliminate the classified Board structure. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in our stockholders’ best interests.

The Board of Directors and its Nominating and Corporate Governance Committee have carefully considered this proposal and the arguments for and against a classified Board structure. The Board has concluded that our classified Board structure continues to promote the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL THREE

PROPOSAL FOUR

STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF THE ROLES OF CEO
AND CHAIRMAN OF THE BOARD

The Indiana Laborers Pension Fund, located at P.O. Box 1587, Terre Haute, Indiana 47808-1587, is the beneficial owner of approximately 13,000 shares of our common stock and has submitted a stockholder proposal, which is quoted verbatim in italics below:

Stockholder Proposal

RESOLVED:  That the stockholders of Toll Brothers, Inc. (“Toll Brothers” or “the Company”) request that the Board of Directors adopt a policy that the Board’s Chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate contractual obligation. The policy should also specify (a) how to select a new Independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Robert Toll holds both the position of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Toll Brothers require an independent leader to ensure that management acts strictly in the best interest of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an Independent director serve as chairman can help ensure the objective functioning of an effective Board.

We believe that ensuring that the Chairman of the Board of our Company is Independent will enhance Board leadership at Toll Brothers, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the current arrangement at Toll Brothers is of particular concern to shareholders since the Board of eleven directors includes three members identified as “Inside” by the Corporate Library, a leading corporate governance research organization, and one identified as “outside related.” Further, the average tenure of those directors is over 16 years. In addition, we find the Board’s classified structure for director elections and the lack of a majority vote standard to elect new members to the Board problematic. These factors increase the need for true Independent leadership from its Chairman. We therefore urge shareholders to vote FOR this important corporate governance reform.

The Company’s Response

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered the proposal submitted by the Indiana Laborers Union Pension Fund, and recommends that stockholders vote against this proposal. The Board believes it is not in our stockholders’ best interests to adopt a policy that the Chairman of the Board may not have served as one of our executive officers. The Chairman of the Board position demands an individual with strong leadership skills and a comprehensive knowledge of our Company. The Board believes it is important to have the flexibility to select a Chairman of the Board who is the best person for the job, regardless of whether that person is someone who is currently serving, or has previously served, as one of our executive officers.

The Board elects the Chairman of the Board and Chief Executive Officer on an annual basis. Each year the Board has an opportunity to review the leadership provided by Robert I. Toll in both capacities and determine whether it believes we would be better served by appointing different persons to serve in the two capacities. In March 2008, the Board gave careful consideration to separating the roles of Chairman of the Board and Chief Executive Officer, and determined that our stockholders would be best served by having Mr. Toll, our co-founder, serve as both Chairman of the Board and Chief Executive Officer. Mr. Toll’s combined role as Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Mr. Toll has served as both Chairman of the Board and our Chief Executive Officer since 1986. He is a prominent leader in the nation’s home building industry. Under Mr. Toll’s leadership, we have become one of the most trusted and respected home builders in the country and have received numerous awards from national, state and local home builder publications and associations. We are the only publicly traded national home builder to have won all three of the industry’s highest honors: America’s Best Builder (1996), the National Housing Quality Award (1995), and Builder of the Year (1988).

More than a majority of our directors (7 out of 11, or approximately 63%) are “independent” under NYSE standards, as more fully described elsewhere in this proxy statement under “Corporate Governance.” The Board annually reviews and certifies to the ongoing independence of these independent directors and annually evaluates the effectiveness of each of its committees. The independent directors meet separately from our management on at least a quarterly basis and are very active in the oversight of our management. In addition, our Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee are each chaired by, and comprised solely of, independent directors. Consequently, independent directors oversee such critical matters as the integrity of our financial statements, the compensation of executive management (including Mr. Toll’s compensation), the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Executive Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chairman and Chief Executive Officer, assessing the quality and effectiveness of Mr. Toll’s leadership.

Each independent director has an open invitation to suggest the inclusion of items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting. In addition, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate. The Chairman of our Nominating and Corporate Governance Committee, Edward G. Boehne, also has been serving as chairman at meetings of the independent directors. The Board believes that its majority-independent composition and the roles that our independent directors perform provide effective corporate governance at the Board level and independent oversight of both the Board and our management.

The Board believes that our stockholders have been and continue to be well served by having Mr. Toll serve as both Chairman of the Board and Chief Executive Officer. The current leadership model, when combined with the functioning of the independent director component of the Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL FOUR

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Director Independence

The standards applied by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, generally provide that a director is not independent if:

(1) the director is, or has been within the last three years, an employee of ours, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer of ours;

(2) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3) (a) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who works on our audit; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues, and

(6) the director or an immediate family member is, or within the past three years has been, an affiliate of, another company in which, in any of the last three years, any of our present executive officers directly or indirectly either:

(a) owned more than five percent of the total equity interests of such other company, or

(b) invested or committed to invest more than $900,000 in such other company.

In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with the NYSE rules, to the effect that no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current “independent” directors are: Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Roger S. Hillas, Carl B. Marbach, Stephen A. Novick and Paul E. Shapiro. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

Independent and Non-Management Directors

•	A majority of the members of our Board of Directors have been determined to meet the NYSE’s standards for independence. See “Director Independence,” above.

•	Our independent directors and non-management directors hold meetings separate from management. Edward G. Boehne has been acting as chairman at meetings of the independent directors and the non-management directors. During fiscal 2008, the independent directors met four times and the non-management directors met once.

Audit Committee

•	All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence,” above.

•	The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Edward G. Boehne possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE, and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see Proposal One.

•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. The charter can be obtained free of charge from our website, www.tollbrothers.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

•	Our internal audit group reports directly to the Audit Committee.

•	The Audit Committee Chairman meets with management and our independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of our internal control over financial reporting.

•	The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Executive Compensation Committee

•	All members of the Executive Compensation Committee have been determined to meet the appropriate NYSE standards for independence. See “Director Independence,” above. Further, each member of the Executive Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Code.

•	The Executive Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter can be obtained free of charge from our website, www.tollbrothers.com, by written request us at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Nominating and Corporate Governance Committee

•	All members of the Nominating and Corporate Governance Committee have been determined to meet the NYSE standards for independence. See “Director Independence,” above.

•	The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance. The charter can be obtained free of charge from our website, www.tollbrothers.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	The Nominating and Corporate Governance Committee is authorized to consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating or Recommending for Nomination Candidates for Director.” Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are to be investigated, interviewed and evaluated by the Committee, which, then, reports to the Board of Directors. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. All candidates shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with our size, complexity, reputation and success.

Corporate Governance Guidelines

•	The Board of Directors has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. The guidelines can be obtained free of charge from our website, www.tollbrothers.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Codes of Business Conduct and Ethics

•	Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which may be reported to the Audit Committee. Copies of the code and any waiver or amendment to such code can be obtained free of charge from our website, www.tollbrothers.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	We operate under a comprehensive Code of Ethics and Business Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. Upon employment with us, all employees are required to affirm in writing their acceptance of the code. Copies of the code can be obtained free of charge from our website, www.tollbrothers.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Compensation Committee Interlocks and Insider Participation

The only individuals who served as members of the Executive Compensation Committee during the fiscal year ended October 31, 2008 were Carl B. Marbach and Stephen A. Novick, the current members of the committee. Both Mr. Marbach and Mr. Novick are independent directors; neither has had any relationship requiring disclosure by us under Item 404 of the SEC’s Regulation S-K and neither has ever served as an officer of the Company or any of our subsidiaries.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of its directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

It is the policy of our Board of Directors that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2008 Annual Meeting of Stockholders.

Communication With the Board of Directors

Any person who wishes to communicate with the Board of Directors, or specific individual directors, including the chairman of the non-management directors meetings or the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of General Counsel, Toll Brothers, Inc., at the address appearing on the first page of this proxy statement. Communications directed to members of the Board who are management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of such non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This compensation discussion and analysis (“CD&A”) relates to each element of compensation that we pay or award to, or that is earned by, our named executive officers (“NEOs”). For our 2008 fiscal year, our NEOs were Robert I. Toll, Chairman and Chief Executive Officer (“CEO”); Zvi Barzilay, President and Chief Operating Officer (“COO”); and Joel H. Rassman, Executive Vice President, Chief Financial Officer and Treasurer (“CFO”).

The Board of Directors and the Executive Compensation Committee believe that our ability to retain and motivate NEOs who possess the skills, experience and capacity to succeed in our competitive industry has been essential to the long-term success of our Company and a significant factor in creating long-term value for our stockholders. Base salaries, annual incentive bonuses, long-term equity compensation and competitive benefits are the primary tools we use to retain and motivate our NEOs to deliver maximum performance when compared to our competitors and enhance value to our stockholders. Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Executive Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. An overriding objective continues to be to maintain the continuity of our executive management team.

This CD&A addresses:

•	our compensation governance practices;

•	the philosophy and objectives of our executive compensation program;

•	the process used to determine compensation for our NEOs;

•	the individual elements of our executive compensation program, including the rationale for using each element and the method for determining the amount of each element;

•	potential payments to our NEOs upon retirement, post-termination or change of control;

•	the tax and accounting implications of our executive compensation program; and

•	the direction of our executive compensation program for fiscal 2009.

Compensation Governance — Executive Compensation Committee

The compensation program for our NEOs is administered by the Executive Compensation Committee of our Board of Directors.

Membership and Independence

The Executive Compensation Committee is comprised of Carl B. Marbach (Chairman) and Stephen A. Novick, each of whom is “independent” under NYSE listing standards, an “outside director,” as defined under Section 162(m) (“Section 162(m)”) of the Code, and a “non-employee” director, as defined under Rule 16b-3 of the Exchange Act. We believe that the Executive Compensation Committee’s independence provides an objective perspective on the various elements that could be included in an executive compensation program and allows for independent consideration and judgment regarding the elements that best achieve our compensation objectives.

Role of Executive Compensation Committee

In general, the scope of the Executive Compensation Committee’s authority is determined by the Board of Directors. The Executive Compensation Committee operates under a charter adopted by the Board of Directors; it reviews the charter annually and determines whether to recommend changes to the charter to the full Board for approval. A copy of the charter is available on our website at www.tollbrothers.com. The Executive Compensation Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	establishing performance goals and objectives for our NEOs;

•	evaluating the job performance of the NEOs in light of those goals and objectives;

•	establishing equity compensation awards for the NEOs and generally for all other employees;

•	annually determining, reviewing and approving all elements and levels of compensation for our NEOs; and

•	approving, overseeing and administering (in some cases, along with the Board of Directors) our equity compensation plans and programs, including stock incentive plans.

During fiscal 2008, in carrying out its various responsibilities, including its role in the preparation and review of this CD&A, the Executive Compensation Committee held five meetings, some of which took place over multiple days. The Executive Compensation Committee members also had numerous telephone discussions throughout the year with our management and each other. In addition, compensation matters are discussed during meetings of the full Board of Directors as well as, from time to time, meetings of the independent directors at which Executive Compensation members are present.

Role of Executive Officers

The Executive Compensation Committee works with our CFO, General Counsel and others to establish meeting agendas and determine which members of our management or outside advisors should be invited to attend meetings. At various times during the year, our CFO, General Counsel and others are invited by the Executive Compensation Committee to attend relevant portions of the Executive Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance and legal and regulatory issues that impact the Executive Compensation Committee’s functions. The Executive Compensation Committee also met in executive session during various of its meetings in fiscal 2008. The CEO made himself available to members and meetings of the Executive Compensation Committee, but did not attend any formal Executive Compensation Committee meetings during fiscal 2008. Throughout the year, the Executive Compensation Committee requests various types of other information from management, including information about other companies, including homebuilding companies and the homebuilding industry in general. The CEO annually makes recommendations to the Executive Compensation Committee regarding equity compensation and overall compensation levels for the COO and CFO. The CEO also provides recommendations to the Executive Compensation Committee prior to the establishment of the individual performance goals for the COO and CFO by the Executive Compensation Committee, as well as during the Executive Compensation Committee’s subsequent evaluation of whether those goals were met. The Executive Compensation Committee then exercises its discretion in determining actual awards to the COO and CFO. The Executive Compensation Committee acts independently in evaluating the CEO’s performance and setting CEO compensation.

Use of Compensation Consultants

Pursuant to its charter, the Executive Compensation Committee may, in its discretion, retain the services of a compensation consultant to advise it and assist it in the performance of its functions. During fiscal 2008, the Executive Compensation Committee engaged Mercer (US) Inc. (“Mercer”), which receives instructions from, and reports to, the Executive Compensation Committee. Mercer is also authorized by the Executive Compensation Committee to share with and request and receive from management certain information in order to prepare for meetings. The Executive Compensation Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends and potential compensation plan designs and modifications. The Executive Compensation Committee met with Mercer, both with and without one or more members of our management, on several occasions during fiscal 2008 and thereafter.

Compensation Philosophy and Objectives

The compensation policies for our NEOs, as developed by the Executive Compensation Committee, are based on the philosophy that compensation should reflect both our Company’s financial and operational performance and the individual performance of the executive. The Executive Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of homebuilding, including evaluating and purchasing land, obtaining approvals and completing development, and many of the other actions and decisions of our NEOs, require a long time horizon, even in times when the economy and the homebuilding industry are not in decline, before we realize a tangible financial benefit.

The Executive Compensation Committee’s primary objectives when setting compensation for our NEOs are:

•	Set compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success. By keeping compensation competitive, during both times of growth and contraction in our industry, the Executive Compensation Committee attempts to motivate and, where appropriate, reward our NEOs.

•	Retain executives and encourage continued service. The Executive Compensation Committee believes our stockholders have greatly benefited from the continued employment of our NEOs over an extended period of time — the CEO since he co-founded our predecessor operations in 1967, the COO since 1980 and the CFO since 1984. Our NEOs are highly talented individuals who have been leaders in contributing to the Company’s goals, objectives and overall success. Our CEO and CFO have been consistently recognized as leaders in our industry by various publications and industry groups. The long-term knowledge of the homebuilding industry that our NEOs possess is invaluable to us, particularly during economic downturns, such as that currently being experienced by homebuilders. The Executive Compensation Committee seeks to encourage and maintain the continuity of excellent management.

•	Incentivize executives to appropriately manage risks while attempting to improve our financial results, performance and condition over both the short-term and the long-term. The Executive Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide financial incentive to achieve long-term goals. Short-term compensation is typically in the form of annual incentive bonuses, and long-term compensation is typically in the form of equity. Because of the current condition of the economy, the nature of our business and the way we operate our business and implement our strategies, we may not witness the positive results of many decisions made or actions taken by our NEOs in the current fiscal year, including strategies implemented to manage risks, for several years — in some cases, three to five years or longer. Accordingly, the Executive Compensation Committee, by providing both short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but will likely have a positive long-term effect.

•	Align executive and stockholder interests. The Executive Compensation Committee believes that the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interests of our NEOs with those of our stockholders; this would include the use of such compensation to motivate and reward actions that demonstrate long-term vision. When management and stockholder interests are aligned, the Executive Compensation Committee believes management’s focus on creating long-term growth and value is increased.

•	Obtain tax deductibility whenever appropriate. The Executive Compensation Committee believes that tax-deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspective of the Company and the stockholders. Although the Executive Compensation Committee, where it deems appropriate, may award compensation to NEOs that will not be tax-deductible, it generally strives to structure compensation for NEOs to comply with the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

An additional compensation objective of the Executive Compensation Committee in 2008 was cash conservation. The Executive Compensation Committee, mindful of the severe downturn in the housing industry,

determined that all NEO cash bonuses for fiscal 2008 performance, which are paid in fiscal 2009, would be reduced by at least 10% from their prior year levels, and such 10% reduction shall be paid to each NEO in the form of an equity grant, as long-term incentive compensation.

The Executive Compensation Committee seeks to be creative, as well as cognizant of changing economic and industry conditions, in its choice of methods to achieve these objectives, using a variety of compensation elements described below.

Element	Purpose	Characteristics

Base Salary	Compensate NEOs for performing their roles and assuming their levels of executive responsibility. Intended to provide a basic level of compensation, it is necessary to retain executives.	Fixed cash component. Annually reviewed by the Executive Compensation Committee and adjusted, if necessary.

Annual Incentive Bonuses	Promote improvement of our financial results, performance and condition; intended to be a short-term incentive to drive achievement of performance goals in a particular fiscal year, without being a deterrent to the achievement of our long-term goals and initiatives.	Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals, or a combination of the two, pursuant to stockholder-approved plans. Where applicable, goals are typically established annually and bonus amounts awarded will vary based on performance. Annual incentive bonuses are primarily paid in cash.

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and stock price appreciation by aligning NEO and stockholder interests, promoting NEO retention and rewarding NEOs for our superior performance over time.	Equity awards granted annually by the Executive Compensation Committee pursuant to stockholder-approved plans. Long-term incentive compensation may be in the form of stock options, stock appreciation rights, and stock awards and units, which may be restricted, unrestricted or performance-based. Benefits ultimately realized by each NEO will vary and will depend on our stock price.

Benefits and Perquisites, including Retirement Benefits	Provide health and welfare benefits during employment and replacement income upon retirement. Designed to retain and reward NEOs by providing an overall benefit package competitive with those provided by comparable companies.	Health and welfare benefits are a fixed component that may vary based on employee elections. Perquisites and other benefits may vary from year to year. Retirement benefits will also vary based on compensation and years of service.

Compensation Decision Making Process

The Executive Compensation Committee reviews and makes determinations regarding base salary, annual incentive bonuses and long-term incentive compensation, as well as benefits and perquisites, on an annual basis.

When determining each element of compensation, the Executive Compensation Committee takes into account the other elements of compensation to ensure that, on an overall basis, the compensation paid or awarded to an NEO is consistent with the philosophy and objectives of our executive compensation program. For fiscal 2008, the Executive Compensation Committee met at the beginning of the fiscal year to establish a base salary for each NEO and to set performance goals under the Company’s bonus plans for each NEO. After the end of fiscal 2008, the Executive Compensation Committee met to determine and certify annual incentive compensation earned under the Company’s bonus plans and to determine long-term incentive compensation awards for the NEOs. The compensation decision making process, our bonus plans and the elements of the NEOs’ compensation for fiscal 2008 are more fully described below.

Review Market Comparisons

Although the Executive Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in two respects. First, marketplace information is one of the many factors that the Executive Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the homebuilding industry and the market overall. While the Executive Compensation Committee factors peer compensation levels and practices into its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

The Executive Compensation Committee, with assistance from Mercer, periodically compares NEO compensation and our performance against a peer group of publicly-traded homebuilding companies. The peer group, which is periodically reviewed and updated by the Executive Compensation Committee and Mercer, consists of companies against which the Executive Compensation Committee believes we primarily compete for talent and market share. The companies that comprised the peer group for fiscal 2008 were:

Beazer Homes USA, Inc. Centex Corporation D. R. Horton, Inc. Hovnanian Enterprises, Inc.	KB Home Lennar Corporation M. D. C. Holdings, Inc. M/I Homes, Inc.	Meritage Homes Corporation NVR, Inc. Pulte Homes, Inc. The Ryland Group, Inc.

Establish Company Performance Goals

At the beginning of fiscal 2008, the Executive Compensation Committee, working with senior management, reviewed our outlook for fiscal 2008, based on the information available to management at that time. The Executive Compensation Committee established a formula for the Company performance component of the COO and CFO annual incentive bonuses based on a percentage of the Company’s income before taxes adjusted for NEO bonuses and write-offs (including write-offs related to joint ventures) for fiscal 2008. Company income before taxes, NEO bonuses and write-offs is calculated by adding the sum of NEO bonuses included in our financial statements for fiscal 2008 and impairment charges (inventory impairment charges, our pro-rata share of impairment charges recognized by the unconsolidated entities in which we have an investment and goodwill impairment charges) recognized in our fiscal 2008 financial statements, to the fiscal 2008 reported loss before income taxes. The Executive Compensation Committee chose Company income before taxes, NEO bonuses and write-offs because: (a) Company income before taxes was a traditional metric it had previously used for executive officer bonuses and Mercer had previously advised that using a percentage of pre-tax income was a common compensation measurement, (b) excluding NEO bonuses from the income calculation was consistent with the pre-tax, pre-CEO bonus formula contained in the CEO Bonus Plan, and (c) excluding write-offs from the income calculation would remove a potential conflict for the COO and CFO, who are heavily involved in the analysis and decision each quarter as to the amount of write-offs.

A portion of the CEO annual incentive bonus is also based on Company performance, but the Executive Compensation Committee does not annually set a formula for this component, as this formula is contained in the stockholder-approved CEO Bonus Plan.

Establish Individual Performance Goals

The Executive Compensation Committee, at the beginning of fiscal 2008, also established our achievement of a certain level of fiscal 2008 consolidated revenues as the criteria for eligibility by any NEO for an individual performance bonus; if we failed to achieve the desired revenues, no bonuses would be paid to the NEOs under the individual performance component of their respective bonus programs. The Executive Compensation Committee, concluding that the achievement of revenues was an objective on which each NEO should be focused during fiscal 2008, chose this metric as the basis for eligibility for an individual performance bonus. The Executive Compensation Committee at that time also identified several other factors for each NEO which it would use to evaluate each NEO’s individual performance during fiscal 2008 in the event the revenue goal was achieved. These additional factors would aid the Executive Compensation Committee in ultimately determining how much bonus, if any, to award each NEO under their respective individual performance components.

Review Tally Sheets

Following the end of the 2008 fiscal year, the Executive Compensation Committee reviewed tally sheets prepared by management at the Executive Compensation Committee’s request that set forth all components of the NEOs’ compensation. The tally sheets, which contain a five-year comparison of base salary and bonus, information with respect to stock options granted, including the grant date fair value of such options and the actual value of such options, and the value of all perquisites and other compensation, were helpful to the Executive Compensation Committee in determining the NEOs’ fiscal 2008 compensation.

Fiscal 2008 Compensation Elements

Base Salary

Base salaries for the NEOs are established by the Executive Compensation Committee on an annual basis. For fiscal 2008, the Executive Compensation Committee established a base salary for the CEO of $1,300,000, and for the COO and the CFO of $1,000,000. When establishing annual base salaries, the Executive Compensation Committee takes into account each NEO’s performance of his role and responsibilities and the compensation of comparable executives at other public homebuilding companies in our peer group. The Executive Compensation Committee believes that its compensation objectives are more effectively met when the majority of an executive’s compensation package is comprised of performance-based bonuses and long-term incentive compensation. The Executive Compensation Committee has not raised the CEO’s base salary since fiscal 2004, the COO’s since fiscal 2003 and the CFO’s since fiscal 2005.

Annual Incentive Bonus — CEO

An annual incentive bonus is payable to the CEO if and when earned under the terms of the stockholder-approved CEO Bonus Plan. Amounts payable under the CEO Bonus Plan are designed to be “performance-based” compensation, and, therefore, exempt from the limitations on tax deductibility under Section 162(m).

Description of the CEO Bonus Plan.  In December 2007, the Executive Compensation Committee developed and our Board of Directors approved, the CEO Bonus Plan. The CEO Bonus Plan was subsequently approved by our stockholders at the Annual Meeting of Stockholders in March 2008. The purpose of the CEO Bonus Plan is to provide a performance-based bonus for the CEO, paid partly in accordance with a formula that is based on our financial success and partly on the basis of one or more performance goals, all as part of an integrated compensation program which is intended to assist us in motivating and retaining leadership of superior ability, industry and loyalty. In adopting the CEO Bonus Plan, the Executive Compensation Committee’s objective was to create a CEO bonus program that would reward the CEO for our achievement of desired financial and operational goals, and to compensate the CEO fairly in the context of all of his accomplishments. The Executive Compensation Committee believes the CEO Bonus Plan is linked appropriately to our operating and financial performance and contains an effective mechanism to allow the Executive Compensation Committee to measure and compensate the CEO’s individual performance based on one or more pre-established performance goals. Moreover, it believes the CEO Bonus Plan is a clear and concise bonus program that can be easily understood and will achieve the Executive Compensation Committee’s objectives as they relate to CEO compensation.

The CEO Bonus Plan has two components — a Company performance component and an individual performance component (referred to in the CEO Bonus Plan and herein as the “Plan Year Performance Bonus”). The Company performance component is set forth in the CEO Bonus Plan and is equal to 2.0% of our pre-tax, pre-CEO bonus income for the applicable fiscal year. The Executive Compensation Committee believes the Company performance component of the CEO Bonus Plan is complementary to, and does not overlap with, the Plan Year Performance Bonus.

The Plan Year Performance Bonus under the CEO Bonus Plan is determined on an annual basis by the Executive Compensation Committee, based on the CEO’s achievement of one or more performance goals established by the Executive Compensation Committee at the beginning of each fiscal year based upon various business criteria for the Company as set forth in the CEO Bonus Plan. The Executive Compensation Committee included the Plan Year Performance Bonus in the CEO Bonus Plan because it believed the CEO’s achievement of such performance goal or goals will, in the long-term, enhance our financial performance and strengthen our financial condition, while giving the Executive Compensation Committee flexibility with respect to the type and amount of CEO compensation. The CEO Bonus Plan provides that in no event can the total amount of the Plan Year Performance Bonus exceed the greater of $5.2 million or 1/10 of 1% of our gross revenues for the applicable fiscal year. The Executive Compensation Committee, in its sole discretion, has the power to reduce or completely eliminate, but not increase, the Plan Year Performance Bonus.

Bonuses under the CEO Bonus Plan may be paid in cash, in shares of our common stock (valued at the time of determination of the bonus amount due), or both; the method of payment is determined by the Executive Compensation Committee. In addition, in no event shall the sum of the Company performance component and the Plan Year Performance Bonus (cash and fair market value of stock) exceed $25 million.

Fiscal 2008 Company Performance Component.  In fiscal 2008, we did not have pre-tax, pre-CEO bonus income; therefore the CEO was not entitled to any bonus under the Company performance component of the CEO Bonus Plan.

Fiscal 2008 Individual Performance Component.  At the beginning of fiscal 2008, the Executive Compensation Committee, mindful of the severe downturn the housing industry was experiencing, believed the achievement of revenues was an important goal for the CEO. It established that eligibility for the full amount available to the CEO under the Plan Year Performance Bonus was conditioned upon our achievement of at least $1.5 billion in consolidated revenues in fiscal 2008. The Executive Compensation Committee selected this goal of $1.5 billion by reviewing our backlog (homes under contract but not yet delivered) at the end of fiscal 2007, the average price of those homes, the number of homes in that backlog which were projected to be delivered during fiscal 2008, and the trends in cancellation rates and delivery delays we were experiencing at that time.

The Executive Compensation Committee also identified other factors at the beginning of fiscal 2008 that it would use to evaluate the CEO’s performance if the goal of $1.5 billion in revenues was achieved. The Executive Compensation Committee believed these additional factors were important to our success and would aid the Executive Compensation Committee in evaluating how much, if any, of the maximum Plan Year Performance Bonus permitted by the CEO Bonus Plan would be awarded to the CEO. The Executive Compensation Committee determined it would evaluate the CEO in the areas of overhead cost reduction, management enhancement and efficiencies, and financial market visibility and access. The Executive Compensation Committee’s objective in choosing these factors was to motivate the CEO to achieve certain short-term initiatives that the Executive Compensation Committee believed were essential and meaningful steps in ensuring our high quality performance as the homebuilding sector recovers, and to establish the foundation for what the Executive Compensation Committee believed would lead to future stockholder value. The Executive Compensation Committee, in its belief that the achievement of certain initiatives in fiscal 2008 would enhance our financial performance and strengthen our financial condition in the long-term, sought to have the CEO work with (a) the other NEOs to reduce overhead costs by at least 1.5% per quarter, (b) the CFO to increase the Company’s visibility and reputation in, and access to, capital markets, and (c) the COO to enhance efficiency and integration at all levels of management.

The Executive Compensation Committee met in December 2008 and certified that we had achieved at least $1.5 billion in revenues during fiscal 2008 and, therefore, the maximum amount ($5,200,000) was available for the

Plan Year Performance Bonus. The Executive Compensation Committee then evaluated the CEO’s performance during fiscal 2008 in light of the other factors it had identified. The Executive Compensation Committee reviewed such factors and the evidence quantifying the CEO’s efforts and achievements in these areas, including, among other things, more than a 3.0% per quarter reduction in overhead costs, our continuous visibility within the financial markets and investor community, and the relative maintenance of our reputation among investors, despite the overall decline of our sector. Although the Executive Compensation Committee determined Mr. Toll had both met his performance goal and performed well in the other areas identified by the Executive Compensation Committee for fiscal 2008, it decided that no Plan Year Performance Bonus would be paid to the CEO for fiscal 2008. The Executive Compensation Committee believed the achievement of the performance goal and the outstanding individual performance of the CEO in fiscal 2008 merited a long-term incentive compensation award, which was granted in December 2008 and is further described below under “Elements of NEO Compensation for Fiscal Year 2009.”

Annual Incentive Bonus — COO and CFO

Description of Executive Officer Bonus Plan.  Since 2001, annual incentive bonuses have been paid to the COO and CFO under the terms of the Executive Officer Bonus Plan. The Executive Officer Bonus Plan has been approved by our stockholders, most recently in 2005, thereby allowing us to pay the COO and CFO bonuses that constitute performance-based compensation under Section 162(m). The awards paid under the Executive Officer Bonus Plan are designed to be a comprehensive component of annual compensation, so that the COO’s, as well as the CFO’s, annual compensation is dependent on both one or more measures of our financial results and one or more other performance goals established annually by the Executive Compensation Committee relating to the executive’s contributions to our economic and strategic objectives, and rewards the efforts required of the executive and his ability to develop, execute and implement short-term and long-term corporate goals for the current fiscal year.

The Executive Officer Bonus Plan is designed to permit us to pay our COO and CFO incentive compensation based upon the achievement of one or more pre-established performance goals. It is administered by the Executive Compensation Committee, which, at the beginning of each performance period in accordance with the requirements of Section 162(m), designates the specific executives who will participate in the Executive Officer Bonus Plan for that performance period and establishes one or more performance goals that it will use for determining each participant’s bonus for such performance period. The only participants in the Executive Officer Bonus Plan since its adoption have been the COO and the CFO, although the Executive Compensation Committee has the discretion to add other participants. At or after the end of each performance period, the Executive Compensation Committee determines whether the pre-established performance goal or goals were satisfied during the performance period. The actual bonus award to any participant for a performance period is then determined by the Executive Compensation Committee. The Executive Officer Bonus Plan limits the maximum amount of any participant’s bonus for any fiscal year to the lesser of (a) 350% of the participant’s annual base salary as in effect at the beginning of that fiscal year or (b) $3,500,000. It also limits the aggregate amount of all bonuses payable in any plan year under the Executive Officer Bonus Plan to 10% of our average annual income before taxes for the preceding five fiscal years. The Executive Compensation Committee has no discretion to increase the amount of any participant’s bonus under the Executive Officer Bonus Plan, but may reduce the amount of, or totally eliminate, the bonus if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate. In recent years when determining the amount of bonus to award to the COO and CFO for a fiscal year, the Executive Compensation Committee has reviewed the maximum amount for which each is eligible based on the terms of the Executive Officer Bonus Plan, and has exercised its discretion to award bonuses that were less than the maximum allowable amount.

Fiscal 2008 Executive Officer Bonus Plan Components.  For fiscal 2008, the Executive Compensation Committee determined that incentive bonuses payable to the COO and CFO under the Executive Officer Bonus Plan would be comprised of two components — a Company performance component and an individual performance component. The Executive Compensation Committee wanted to tie annual compensation to a Company performance goal as well as the Executive Compensation Committee’s assessment of each such executive officer’s individual performance, based upon a performance goal established for each executive officer at the beginning of fiscal 2008. The Executive Compensation Committee also established caps for each bonus component: the Company performance component for each such executive officer was capped at $1,250,000, with a possible reduction to $600,000 at the Executive Compensation Committee’s discretion, and the individual performance component for each such executive officer was capped at $2,625,000, which is 75% of the aggregate cap.

Company Performance Component for Fiscal 2008 Bonuses for the COO and CFO.  For fiscal 2008, the Executive Compensation Committee established a formula for the Company performance component for the COO and CFO equal to 0.4% of our fiscal 2008 income before taxes, NEO bonuses and write-offs. In fiscal 2008, this formula amounted to approximately $1,540,000, which was in excess of the $1,250,000 cap for each executive officer. The Executive Compensation Committee awarded a bonus under the Company performance component of $1,250,000 to the COO, and $1,098,000 to the CFO.

Individual Performance Component for Fiscal 2008 Bonuses for COO and CFO.  At the beginning of fiscal 2008, the Executive Compensation Committee established that eligibility for the full amount available to the COO and CFO under the individual performance component was conditioned upon our achievement of at least $1.5 billion in consolidated revenues in fiscal 2008, because the Executive Compensation Committee, mindful of the severe downturn the housing industry was experiencing at the beginning of fiscal 2008, believed the achievement of revenues was an important goal related to the individual performance of the COO and CFO. The Executive Compensation Committee reviewed our backlog (homes under contract but not yet delivered) at the end of fiscal 2007, the average price of those homes, the number of homes in that backlog that were projected to be delivered during fiscal 2008, and the trends in cancellation rates and delivery delays we were experiencing at that time.

The Executive Compensation Committee also identified other factors at the beginning of fiscal 2008 that it would use to evaluate the COO’s and CFO’s performance if $1.5 billion in revenues was achieved. These additional factors would be used to evaluate their performance in other areas that the Executive Compensation Committee believed were important to our success and would aid the Executive Compensation Committee in evaluating how much bonus, if any, of the maximum amount available under the individual performance component would be awarded to each executive officer. The Executive Compensation Committee determined it would evaluate the COO in the areas of operations strategy, management enhancement and efficiencies, and cash flow management, and the CFO in the areas of financial strategy and financial market visibility and access. The Executive Compensation Committee determined that it would evaluate both executives in the area of overhead cost reduction and mortgage strategy. The Executive Compensation Committee’s objective in choosing these factors was to motivate the executive officers to achieve certain short-term initiatives that the Executive Compensation Committee believed were essential and meaningful steps in ensuring our high quality performance as the homebuilding sector recovers, and to establish the foundation for what the Executive Compensation Committee believed would lead to future stockholder value. The Executive Compensation Committee, in its belief that the achievement of certain initiatives in fiscal 2008 would enhance our financial performance and strengthen our financial condition in the long-term, sought to have the executives (a) work with the CEO to reduce overhead costs by at least 1.5% per quarter and (b) work together to develop a strategy for our mortgage subsidiary during the current crisis in the homebuilding industry. The Executive Compensation Committee also sought to have the COO work with the CEO to enhance efficiency and integration at all levels of management and to work independently to develop an operations strategy to enable us to effectively respond to the current crisis in the homebuilding industry, and to have the CFO work with the CEO to increase our visibility and reputation in, and access to, capital markets, and to work independently to develop and implement a financial strategy for the Company during fiscal 2008.

The Executive Compensation Committee reviewed the factors it had identified for the COO and the evidence relating to his efforts and achievements in these areas, including, among other things, more than a 3.0% per quarter reduction in our overhead costs, development of relationships between our mortgage subsidiary and a variety of lenders, in the context of the credit crunch which gripped the nation in 2008, a cash-flow management strategy that resulted in over $1.63 billion in cash on hand at the end of fiscal 2008 and an operations strategy that minimized costs and helped retain existing homeowner value during the downturn. The Executive Compensation Committee reviewed the factors it had identified for the CFO and the evidence relating to his efforts and achievements in these areas, including, among other things, more than a 3.0% per quarter reduction in our overhead costs, our continuous visibility within the financial markets and investor community, the relative maintenance of our reputation among investors in the face of the overall decline of our sector, development and maintenance of substantial relationships between the Company’s mortgage subsidiary and a variety of lenders, our cash position (over $1.63 billion) at fiscal year end, minimal exposure to the risky investment vehicles that caused massive losses at other companies, and continued access to over $1 billion of credit at the end of fiscal 2008. The Executive Compensation Committee also consulted with the CEO regarding the COO’s and CFO’s performance during fiscal 2008. The Executive Compensation Committee determined that the performance goal for the COO and CFO had been met and that each of them had delivered outstanding performance in the context of the factors that the Executive Compensation Committee had identified for fiscal 2008.

The Executive Compensation Committee believed that both the COO and CFO should be rewarded under the individual performance component for their outstanding performance during fiscal 2008; however, mindful of its objective to reduce NEO bonuses by 10% from fiscal 2007 levels, it decided as follows: (a) to award the COO an individual performance bonus of $118,000 for fiscal 2008, which brought his total fiscal 2008 bonus to $1,368,000, which is 10% less than his fiscal 2007 bonus, and (b) to award the CFO a total fiscal 2008 bonus in the amount of $1,098,000 under the Company performance component, which is 10% less than his total fiscal 2007 bonus. In addition, the Executive Compensation Committee believed the achievement of the performance goal and the outstanding individual performance of the COO and CFO in fiscal 2008 merited long-term incentive compensation awards, which were granted in December 2008 and are further described below under “Elements of NEO Compensation for Fiscal Year 2009.”

Long-Term Incentive Compensation

The long-term incentive compensation component of the compensation of NEOs has been designed to provide NEOs with incentives to enhance stockholder value through their efforts. No constant criteria are used by the Executive Compensation Committee from year to year in the granting of equity compensation. The Executive Compensation Committee makes a subjective determination of the effectiveness of each NEO and the extent of his contributions to our success and, based on that determination, awards equity compensation.

Equity compensation to any of our employees, including our NEOs, may be either in the form of stock options, stock appreciation rights, stock awards or stock units (which may be restricted, unrestricted or performance-based), in accordance with the terms of the Employee Plan, which was approved by our stockholders in March of 2007, amended by our stockholders in March of 2008 and restated by our Board of Directors in October of 2008 to incorporate the amendments as part of one document.

The Employee Plan is administered by the Executive Compensation Committee, whose primary purpose and objective when granting equity compensation to our NEOs under the Employee Plan is to:

•	constitute a part of our overall compensation program for NEOs and to serve as a particular incentive for NEOs to devote themselves to our future success;

•	provide NEOs with an opportunity to increase their proprietary interest in the Company;

•	provide NEOs with additional incentive to remain in our employ; and

•	protect us by providing for forfeiture of the grant in the event that the NEO retires, or otherwise leaves our employ, and competes with us.

The Employee Plan permits granting of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards or stock units. No employee may be granted options or stock appreciation rights to acquire more than 1,000,000 shares during any calendar year.

During fiscal 2008, the Executive Compensation Committee decided to grant equity compensation to the NEOs in the following amounts:

Options to Acquire Common Stock Granted During Fiscal 2008
(Grant Date: December 20, 2007)

Robert I. Toll	550,000 shares
Zvi Barzilay	120,000 shares
Joel H. Rassman	66,000 shares

The Executive Compensation Committee chose to grant these stock options to the NEOs in order to further the Executive Compensation Committee’s objectives of motivating the NEOs to achieve long-term financial results — such as improved financial performance that may ultimately cause an increase in the market price of our stock. Because the options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of the grant, any value that ultimately accrues to the NEO is based entirely upon our performance, as perceived by investors who establish the market price of our common stock. In addition, the Executive Compensation Committee believes equity compensation gives overall NEO compensation an appropriate balance between long-term and short-term compensation. In determining the number of shares able to be acquired by each NEO upon exercise of the option, the Executive Compensation Committee reviewed its prior grants and also noted that annual incentive compensation for the NEOs for fiscal 2008 may be substantially reduced or eliminated, based on the projected Company performance levels when the Executive Compensation Committee made the grants in December 2007. In making the December 2007 grants, the Executive Compensation Committee sought to be consistent with prior grants as well as to supplement the anticipated reduction in annual incentive compensation for fiscal 2008.

The term of an option is generally 10 years from the date of the grant and options generally vest equally over a four year period, beginning on the first anniversary of the date of the grant. Option exercise prices are equal to the fair market value of our common stock on the date of the grant, which has been determined by the Executive Compensation Committee to be the closing price of our common stock on the NYSE on the date of the grant. Options granted to NEOs will continue to vest and be exercisable upon death, disability or retirement of the NEO. Our NEOs generally have not exercised options when they became fully vested based on the vesting schedule contained in the option grant documents, tending instead to hold their options for most of the ten year term before exercising. In addition, all stock options, vested and unvested, that are granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us.

Our traditional grant date for all equity compensation is December 20 of each year (or the immediately preceding or succeeding business day, if December 20 falls on a weekend) for all employees, including NEOs; all determinations with regard to such grants have been made in advance of that date. We grant equity compensation on a set date each year and we do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

We cannot grant, and have not granted, discounted options under the terms of the Employee Plan or any other equity compensation plan and we have not back-dated any stock options. During fiscal 2008, we conducted a stockholder-approved stock option exchange program for certain eligible employees; our NEOs were not eligible to participate in that program.

Benefits and Perquisites

We provide all of our employees, including our NEOs, with certain employee benefits. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”), which is more fully described below, and various health and welfare benefit programs, including medical, dental, life and short-term disability insurance. We share the cost of these benefit programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain and reward employees.

Retirement Benefits.  We provide various plans to meet the retirement needs of our NEOs. Retirement plans are an important part of the overall compensation scheme because we seek to provide our NEOs with the ability to plan for their future while keeping them focused on our present success.

401(k) Savings Plan.  All employees, including our NEOs, after six months of service with us, are eligible to participate in the 401(k) Plan. The 401(k) Plan is a qualified retirement savings plan under Section 401(k) of the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and certain limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we match a portion of each participant’s contribution and also make an annual discretionary contribution to each active participant’s account. All of the NEOs are participants in the 401(k) Plan.

During fiscal 2008, we contributed $11,550 in matching and discretionary contributions to each NEO’s 401(k) Plan account. In January 2009, as an additional cash-conservation measure, we suspended the matching 401(k) contribution for all employees, including the NEOs and Bruce E. Toll, who had not reached the maximum matching contribution at the time of the suspension. The annual discretionary contribution for 2008 will be made in March 2009. It is expected that the discretionary contribution for 2009 and thereafter will also be suspended.

Supplemental Executive Retirement Plan (“SERP”).  We also maintain our SERP, which provides retirement benefits to our NEOs. The SERP was adopted by the Board of Directors in 2005 and is administered by the Executive Compensation Committee. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with us.

All of the NEOs are participants in the SERP. The SERP, which is currently an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has completed 20 years of service with us and reached “normal retirement age,” which is age 62 under the SERP. In December 2007, the Executive Compensation Committee recommended, and the Board approved, an amendment to the SERP to provide for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. The Executive Compensation Committee, in an effort to provide competitive benefits to our NEOs and in furtherance of its objective of encouraging continued service to us, determined that an increase in retirement benefits was warranted due to each of our NEOs’ length of service with the Company. Effective for each NEO on his birthday during fiscal 2008, annual retirement benefits under the SERP increased by 10% of the applicable original annual benefit amount (set forth below), and the annual retirement benefit to each NEO shall continue to increase each year by 10% of the applicable original annual benefit amount (set forth below), effective on each NEO’s birthday each year for up to ten years or earlier if the NEO retires or his service with us ends due to death or disability. In determining the amount of the increase, the Executive Compensation Committee consulted with Mercer regarding trends in executive retirement benefits, both in the homebuilding industry and among the Fortune 1000. Based on data provided by Mercer, the Executive Compensation Committee believed that the increases in retirement benefits under the SERP to our NEOs would effectively bring our NEOs’ retirement benefits more in line with prevailing trends and will cause the SERP to continue to provide competitive retirement benefits to our NEOs. In order to be eligible for the annual increase in any given year, the NEO must be employed by us on his birthday during such year, have completed twenty years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. The original annual benefit amounts, the fiscal 2008 increase and the annual benefits to our NEOs under the SERP as of the end of fiscal 2008 are set forth in the table below.

			Annual Benefit
	Original Annual	Fiscal 2008	Amount at
	Benefit Amount	Increase	October 31, 2008

Robert I. Toll	$500,000	$50,000	$550,000
Zvi Barzilay	$260,000	$26,000	$286,000
Joel H. Rassman	$250,000	$25,000	$275,000

As of the date of this proxy statement, all of the NEOs have completed the requisite 20 years of service with us and have reached normal retirement age and are, therefore, fully vested in their SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.

Perquisites.  Perquisites did not constitute a material portion of the compensation paid to the NEOs for fiscal 2008. We provide our NEOs with limited perquisites and personal benefits that the Company and the Executive Compensation Committee believe are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Executive Compensation Committee reviews and approves those perquisites which are to be provided to our NEOs. The Executive Compensation Committee believes the perquisites for fiscal 2008 — which included auto and gas allowances, insurance, telephone and internet services and tax and financial statement preparation as more fully described in the Summary Compensation Table in this proxy statement — are reasonable, consistent with past practices and consistent with general practices in our industry.

Deferred Compensation Plan.  Our NEOs may elect to defer receipt of all or part of their cash compensation pursuant to the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The purpose of the Deferred Compensation Plan is to offer eligible employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation, post-employment, supplemental retirement and related benefits. The Deferred Compensation Plan is open to those management and highly compensated employees identified from time to time; all of the NEOs are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, NEOs may elect, prior to the beginning of the year, to defer a portion of their cash compensation during any calendar year. They may select a fixed payment date or dates for payment of the deferred amounts, or elect to have such amounts paid upon termination of employment. We have the right under the Deferred Compensation Plan to make discretionary contributions for the benefit of any participant in the plan. We did not make any discretionary contributions under the Deferred Compensation Plan for any NEO in fiscal 2008.

During fiscal 2008, Zvi Barzilay and Joel H. Rassman elected to defer compensation under the Deferred Compensation Plan; Robert I. Toll did not participate in the Deferred Compensation Plan during fiscal 2008. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending upon when the compensation was deferred and the length of time it has been deferred. Interest earned during fiscal 2008 on any NEO deferred compensation is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation at October 31, 2008 table in this proxy statement.

Employment Agreements, Change of Control Provisions and Severance Payments

Other than as described below with respect to our CFO, none of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs. Our equity compensation plans and our SERP provide for the acceleration of certain benefits in the event we experience a change of control.

CFO Agreement

We are a party to an agreement, dated June 30, 1988, with our CFO, Joel H. Rassman (the “CFO Agreement”). The CFO Agreement is an amended and restated version of an agreement that was a condition to Mr. Rassman’s employment with us in 1984. The CFO Agreement provides, among other things, Mr. Rassman with certain protections in the event his employment with us terminates. The CFO Agreement provides for a one-time payment of at least $250,000, with the potential for an additional one-time payment to Mr. Rassman in the event he (a) is terminated by us without cause, (b) leaves our employ after a material reduction in duties or benefits or (c) leaves our employ due to his compensation being less than $350,000. The CFO Agreement also provides for payment of three months’ base salary in the event Mr. Rassman is terminated for cause. In addition, the CFO Agreement provides that in the event of Mr. Rassman’s death, his widow will be entitled to receive two month’s base salary and, in certain circumstances, his legal representatives may be entitled to an additional amount which shall not exceed $350,000.

Change of Control Provisions

We have no change of control agreements relating to employment; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction. Upon a change of control, any outstanding options, restricted stock, deferred cash or other plan awards will generally immediately vest and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP shall be fully vested in their SERP benefits and potentially eligible for a lump sum payout.

Tax and Accounting Implications

Tax Regulations.  Section 162(m) generally disallows a tax deduction to a public company for compensation over $1 million paid to certain “covered employees” (its chief executive officer and to any of its three other most highly-compensated executive officers). Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. We generally structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m); however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board of Directors and the Executive Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate. During fiscal 2008, the Executive Compensation Committee believes that all base salary, bonus and long-term incentive compensation paid to our NEOs, except for $300,000, was deductible under Section 162(m).

Accounting Considerations.  When making decisions about executive compensation, the Executive Compensation Committee also considers how elements of compensation will impact our financial results. We accrue our NEOs’ salaries and cash bonus awards as an expense when earned by the NEO. For equity compensation grants, SFAS 123R requires us to recognize compensation expense for all share-based payment arrangements, based upon the grant date fair value of those awards.

Elements of NEO Compensation for Fiscal Year 2009

Base Salary

In December 2008, the Executive Compensation Committee decided to maintain the COO’s and CFO’s base salary for fiscal 2009 at $1,000,000. In addition, the Executive Compensation Committee decided to reduce the CEO’s base salary for fiscal 2009 by 10% to $1,170,000.

Annual Incentive Bonus — CEO

The CEO will be entitled to a Company performance bonus under the CEO Bonus Plan for fiscal 2009 equal to 2.0% of our fiscal 2009 income before taxes and CEO bonuses. As noted above, the CEO Bonus Plan also contains a Plan Year Performance Bonus. The amount of the Plan Year Performance Bonus is determined by evaluating the CEO’s performance in light of one or more performance goals established by the Executive Compensation Committee. In December 2008, the Executive Compensation Committee determined that, for the fiscal year ending October 31, 2009, the CEO’s Plan Year Performance Bonus is conditioned upon our achievement of a specified level of net revenues in fiscal 2009. If the net revenues goal is achieved, the CEO is eligible for a Plan Year Performance Bonus, which may not exceed the greater of $5,200,000 or 1/10 of 1% of fiscal 2009 gross revenues, as set forth in the CEO Bonus Plan. The Executive Compensation Committee may reduce the maximum amount otherwise payable under the Plan Year Performance Bonus based upon such facts and circumstances that the Executive Compensation Committee deems relevant. The Executive Compensation Committee believes this goal of net revenues will properly address the CEO’s performance in the context of current conditions in the homebuilding industry. All bonuses under the CEO Bonus Plan are subject to a $25 million cap.

Annual Incentive Bonus — COO and CFO

In December 2008, the Executive Compensation Committee determined that potential bonuses under the Executive Officer Bonus Plan for the fiscal year ending October 31, 2009 for the COO and CFO will be conditioned upon our achievement of a specified level of net revenues. If the net revenues goal is achieved, each participant is eligible for a bonus, which may not exceed the maximum amount permitted under the Executive Officer Bonus Plan. However, the Executive Compensation Committee may reduce the amount otherwise payable based upon such facts and circumstances that the Executive Compensation Committee deems relevant. The Executive Compensation Committee believes this goal of net revenues will properly address the COO’s and CFO’s performance in the context of current conditions in the homebuilding industry.

The total bonus payable to each participant for fiscal 2009 is subject to all applicable limitations of the Executive Officer Bonus Plan. The Executive Officer Bonus Plan limits the maximum amount of any participant’s bonus for any fiscal year to the lesser of (a) 350% of the participant’s annual base salary as in effect at the beginning of that fiscal year or (b) $3,500,000. It also limits the aggregate amount of all bonuses payable in any plan year under the Executive Officer Bonus Plan to 10% of our average annual income before taxes for the preceding five fiscal years.

Long-Term Incentive Compensation

The Executive Compensation Committee met on December 11, 2008 and granted stock options to acquire 120,000 shares of common stock to the COO, and 66,000 shares of common stock to the CFO. Such grants were made as of December 19, 2008, have an exercise price equal to the closing price of our common stock on the NYSE on December 19, 2008 and will vest equally over four years. On December 18, 2008, the Executive Compensation Committee, in lieu of granting stock options, awarded a restricted stock unit (“RSU”) relating to 200,000 shares of our common stock to the CEO. The underlying shares were valued based on the closing price of our common stock on the NYSE on December 19, 2008. The RSU is performance-based and will only vest if the average closing price of our common stock on the NYSE, measured over any twenty consecutive trading days ending on or prior to December 19, 2013, increases 30% or more over the closing price of our common stock on the NYSE on December 19, 2008, and provided Mr. Toll continues to be employed by us or serve as a member of our Board of Directors until December 19, 2011. The performance-based RSU will also vest if Mr. Toll dies, becomes disabled, or we experience a change of control prior to satisfaction of the aforementioned performance criteria.

The Executive Compensation Committee also decided on December 11, 2008 to award RSUs worth $130,000 to the CEO, $152,000 to the COO and $122,000 to the CFO, which correspond to the 10% reduction in the CEO’s base salary and the COO’s and CFO’s bonuses. The exact number of shares underlying each RSU was determined by dividing the dollar value set forth above by the closing price of our common stock on the NYSE on December 19, 2008. Each RSU vests over a four year period and is subject to automatic vesting upon the NEO’s death, disability or retirement or upon a change of control of the Company.

The following Executive Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of our Board of Directors has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement, as required by Item 402(b) of the SEC’s Regulation S-K. Based on such review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

Carl B. Marbach (Chairman)
Stephen A. Novick

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert I. Toll,	2008	1,300,000	7,360,143	—	36,000	108,139	8,804,282
Chairman of the Board and Chief Executive Officer	2007	1,300,000	7,031,846	—	—	94,987	8,426,833
Zvi Barzilay,	2008	1,000,000	3,121,503	1,368,000	130,128	49,599	5,669,230
Chief Operating Officer and President	2007	1,000,000	2,521,944	1,520,000	170,212	55,699	5,267,855
Joel H. Rassman,	2008	1,000,000	1,062,877	1,098,000	129,169	49,065	3,339,111
Executive Vice President, Chief Financial Officer and Treasurer	2007	1,000,000	1,675,002	1,220,000	164,338	55,857	4,115,197

(1)	The value of option awards is the compensation expense recognized in our financial statements attributable to options granted in fiscal 2008 and prior years, calculated in accordance with SFAS 123R. Further information regarding the valuation of stock options can be found in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2008.

(2)	Mr. Toll did not earn an award for fiscal 2008 under the terms of the CEO Bonus Plan or for fiscal 2007 under the terms of the Toll Brothers, Inc. Cash Bonus Plan. The awards for Messrs. Barzilay and Rassman for fiscal 2008 and fiscal 2007 were earned based upon the terms of the Executive Officer Bonus Plan.

(3)	The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each named executive officer and the amount of interest earned on their respective balances in the Deferred Compensation Plan. The amounts shown for fiscal 2008 represent the increase in the actuarial present value of accumulated benefits under the SERP from October 31, 2007 to October 31, 2008 for Messrs. Toll, Barzilay and Rassman and the amount of interest earned on Messrs. Barzilay’s and Rassman’s respective balances in the Deferred Compensation Plan during such period. In fiscal 2008, the increase in the actuarial present value of Mr. Toll’s accumulated benefit under the SERP was $36,000; Mr. Toll did not participate in the Deferred Compensation Plan during fiscal 2008. In fiscal 2008, the increase in the actuarial present value of Mr. Barzilay’s accumulated benefit under the SERP was $19,000, and the total amount of interest earned on his balance in the Deferred Compensation Plan was $111,128. In fiscal 2008, the increase in the actuarial present value of Mr. Rassman’s accumulated benefit under the SERP was $18,000, and the total amount of interest earned on his balance in the Deferred Compensation Plan was $111,169. In fiscal 2007, the actuarial present value of Mr. Toll’s accumulated plan benefit decreased by $151,850; Mr. Toll did not participate in the Deferred Compensation Plan in fiscal 2007. In fiscal 2007, the increase in the actuarial present value of Mr. Barzilay’s accumulated benefit under the SERP was $90,178, and the total amount of interest earned on his balance in the Deferred Compensation Plan was $80,034. In fiscal 2007, the increase in the actuarial present value of Mr. Rassman’s accumulated benefit under the SERP was $86,710, and the total amount of interest earned on his balance in the Deferred Compensation Plan was $77,628.

(4)	Fiscal 2008 “All Other Compensation” consists of:

	Robert I.	Zvi	Joel H.
	Toll	Barzilay	Rassman

Tax and financial statement preparation assistance	$58,048	$12,022	$14,201
Contribution to 401(k) Plan	11,550	11,550	11,550
Life and disability premiums	9,215	6,172	6,544
Auto and gas expenses	22,845	17,503	16,770
Telecommunication and internet expenses	1,226	2,352	—
Club dues	5,255	—	—

	$108,139	$49,599	$49,065

Grants of Plan-Based Awards during Fiscal 2008

							All Other		Grant
							Option		Date
							Awards:	Exercise	Fair
							Number of	or Base	Value of
		Estimated Future Payouts Under					Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards					Underlying	Option	Option
	Grant	Threshold		Target		Maximum	Options	Awards	Awards
Name	Date	($)		($)		($)	(#)	($/Sh)	($)

Robert I. Toll	12/10/07	$0	(1)	$0	(2)	$25,000,000
	12/20/07						550,000	20.76	7,360,143
Zvi Barzilay	12/10/07	$0	(3)	$1,520,000	(4)	$3,500,000
	12/20/07						120,000	20.76	3,121,503
Joel H. Rassman	12/10/07	$0	(3)	$1,220,000	(4)	$3,500,000
	12/20/07						66,000	20.76	1,062,877

(1)	Awards to Mr. Toll are made pursuant to the terms of the CEO Bonus Plan. The CEO Bonus Plan does not include a threshold amount; awards in any fiscal year, whether pursuant to the formula contained in the CEO Bonus Plan or pursuant to the Plan Year Performance Bonus (as described in the CEO Bonus Plan) could be as low as $0.

(2)	The CEO Bonus Plan does not include a target amount. When the Executive Compensation Committee met on December 10, 2007 to establish performance criteria for fiscal 2008 under the Plan Year Performance Bonus contained in the CEO Bonus Plan, it did not establish a target amount for the fiscal 2008 award. The amount shown is equal to the award paid to Mr. Toll for performance during fiscal 2007.

(3)	Awards to Mr. Barzilay and Mr. Rassman are made pursuant to the terms of the Executive Officer Bonus Plan. The Executive Officer Bonus Plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(4)	The Executive Officer Bonus Plan does not include a target amount and, when the Executive Compensation Committee met on December 10, 2007 to establish performance goals for fiscal 2008 under the Executive Officer Bonus Plan for each of Mr. Barzilay and Mr. Rassman, it did not establish a target amount for fiscal 2008 awards. The amounts shown are equal to the respective awards paid to each of Mr. Barzilay and Mr. Rassman for their performance during fiscal 2007. For a detailed discussion of the formula and criteria applied for such performance-based awards, please see “Compensation Discussion and Analysis” in this proxy statement.

All equity compensation granted to the NEOs during fiscal 2008 was awarded under the terms and conditions of the Employee Plan. The stock options awarded to the NEOs all have an exercise price of $20.76, the closing price of our common stock on the NYSE on December 20, 2007, the date of the grants, and all stock options vest equally over four years, beginning on the first anniversary of the date of the grant. If an NEO retires or terminates his employment with us due to death or disability, all options will continue to vest on their normal vesting schedule and will continue to be exercisable for the full option term, as if he were still employed by us. However the NEOs will forfeit all unvested options or unexercised vested options if they retire or otherwise leave our employ and directly or indirectly compete with us. Upon a change of control of the Company, as defined in the Employee Plan, the Executive Compensation Committee may act to cause all unvested options to immediately vest and become exercisable.

Outstanding Equity Awards at October 31, 2008

		Option Awards					Stock Awards
		Number of	Number of				Number of		Market Value
		Securities	Securities				Shares or		of Shares
		Underlying	Underlying				Units of		or Units of
		Unexercised	Unexercised		Option	Option	Stock That		Stock That
		Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Grant Date	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Robert I. Toll	12/20/1999	3,000,000			$4.3750	12/20/2009
	12/20/2000	1,000,000			$9.6563	12/20/2010
	12/20/2001	1,000,000			$10.8800	12/20/2011
	12/20/2002	500,000			$10.5250	12/20/2012
	12/20/2003	500,000			$20.1350	12/20/2013
	12/20/2004	375,000	125,000	(1)	$32.5500	12/20/2014
	12/20/2005	125,000	125,000	(2)	$35.9700	12/20/2015
	12/20/2006	137,500	412,500	(3)	$31.8200	12/20/2016
	12/20/2007		550,000	(4)	$20.7600	12/20/2017
	1/5/2007						48,293	(5)	1,116,534
Zvi Barzilay	12/20/1999	469,964			$4.3750	12/20/2009
	12/20/2000	242,800			$9.6563	12/20/2010
	12/20/2001	480,000			$10.8800	12/20/2011
	12/20/2002	250,000			$10.5250	12/20/2012
	12/20/2003	254,000			$20.1350	12/20/2013
	12/20/2004	180,000	60,000	(1)	$32.5500	12/20/2014
	12/20/2005	60,000	60,000	(2)	$35.9700	12/20/2015
	12/20/2006	30,000	90,000	(3)	$31.8200	12/20/2016
	12/20/2006		30,000	(4)	$31.8200	12/20/2016
	12/20/2007		120,000	(4)	$20.760	12/20/2017
Joel H. Rassman	12/20/1999	317,144			$4.3750	12/20/2009
	12/20/2000	60,000			$9.6563	12/20/2010
	12/20/2001	200,000			$10.8800	12/20/2011
	12/20/2002	110,000			$10.5250	12/20/2012
	12/20/2003	114,000			$20.1350	12/20/2013
	12/20/2004	87,000	29,000	(1)	$32.5500	12/20/2014
	12/20/2005	30,000	30,000	(2)	$35.9700	12/20/2015
	12/20/2006	15,000	45,000	(3)	$31.8200	12/20/2016
	12/20/2006		30,000	(4)	$31.8200	12/20/2016
	12/20/2007		66,000	(4)	$20.7600	12/20/2017

(1)	100% of the options vested on December 20, 2008.

(2)	50% of the options vest on each of December 20, 2008 and 2009.

(3)	33.33% of the options vest on each of December 20, 2008, 2009 and 2010.

(4)	25% of the options vest on each of December 20, 2008, 2009, 2010 and 2011.

(5)	In December 2006, the Executive Compensation Committee and Mr. Toll agreed to revise Mr. Toll’s bonus payment for fiscal 2006 to provide that $3,000,000 ($1,800,000 of cash and $1,200,000 of unrestricted Company common stock valued as of the date of the bonus payment) be exchanged for shares of restricted Company common stock on the date of the bonus payment. On January 5, 2007, the date of his fiscal 2006 bonus payment, Mr. Toll exchanged $3,000,000 of cash and unrestricted stock he received as part of his fiscal 2006 bonus award for 96,586 restricted shares, or $3,000,000 worth, of our common stock. The price per share paid by Mr. Toll for the restricted stock was $31.06, the closing price of our common stock on the NYSE on January 5, 2007. The restricted stock Mr. Toll received vested 50% on the first anniversary of the exchange and 50% on the second anniversary of the exchange. The closing price of our common stock on the NYSE on October 31, 2008 was $23.12.

Option Exercises and Stock Vested during Fiscal 2008

	Option Awards(1)
	Number of
	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)

Robert I. Toll	2,600,000	46,800,368
Zvi Barzilay	616,548	12,430,582
Joel H. Rassman	296,148	5,611,725

(1)	Our stock incentive plans permit participants to exercise stock options using a “net exercise” method at the discretion of the Executive Compensation Committee. In a net exercise, we withhold from the total number of option shares that otherwise would be issued to the participant upon exercise of the stock option that number of option shares having a fair market value at the time of exercise equal to the option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. Mr. Toll used 900,941 option shares with a fair market value of $22,740,398 to exercise 1,640,000 option shares with a fair market value $41,655,800 in fiscal 2008. Mr. Barzilay used 204,330 option shares with a fair market value of $5,408,637 to exercise 382,516 option shares with a fair market value of $10,125,199 in fiscal 2008. Mr. Rassman used 97,174 option shares to with a fair market value of $2,572,210 to exercise 182,516 option shares with a fair market value of $4,831,199 in fiscal 2008.

Pension Benefits at October 31, 2008

		Number of Years	Present Value of	Payments During
		of Credited	Accumulated	Last Fiscal
Name	Plan Name(1)	Service (#)(2)	Benefit ($)(3)	Year ($)

Robert I. Toll	SERP	20	$5,936,000	0
Zvi Barzilay	SERP	20	$3,087,000	0
Joel H. Rassman	SERP	20	$2,968,000	0

(1)	For a discussion of the material terms of the SERP, please see “Compensation Discussion and Analysis — Benefits and Perquisites — Supplemental Executive Retirement Plan” in this proxy statement.

(2)	Twenty years is the maximum number of years of credited service under the SERP.

(3)	For a description of the SERP and the assumptions used in the calculation of the present value of plan benefits, see Note 11, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

Nonqualified Deferred Compensation at October 31, 2008

Under the Deferred Compensation Plan, NEOs may elect, prior to the beginning of the year, to defer a portion of their cash compensation during any calendar year. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by a majority of the board of directors of Toll Bros., Inc., our wholly owned subsidiary that administers the Deferred Compensation Plan, and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2008, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 7% to 8%, based upon when the compensation was deferred and the length of time it has been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis — Benefits and Perquisites — Deferred Compensation Plan” in this proxy statement.

The amounts reported in the table below under “Executive Contributions in Last FY” are fiscal 2007 bonuses which were to be paid in fiscal 2008 and which the applicable NEO elected to defer. The amounts reported in the table below under “Aggregate Earnings in Last FY” are also included under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement. The amounts reported in the table below under “Aggregate Balance at Last FYE” consist of compensation that was earned and deferred in prior years and the interest accrued on such deferred amounts.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	FY ($)	FY ($)	FY ($)	Distributions ($)	FYE ($)

Robert I. Toll	—	—	—	—	—
Zvi Barzilay	304,000	—	111,128	—	1,646,150
Joel H. Rassman	305,000	—	111,169	—	1,655,935

Potential Payments upon Termination or Change of Control

None of our NEOs has an employment agreement with us, nor are they entitled to any sort of cash severance payment upon termination or separation from us, other than under an agreement with our CFO that provides for certain payments and benefits upon a termination or separation, as further described below. We do maintain plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.

The dollar amounts or dollar values of the potential payments to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the following tables. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2008, the last day of our 2008 fiscal year, and are based, as applicable, on a share price of $23.12, the closing price of our common stock on the NYSE on October 31, 2008. These amounts and values are estimates of the amounts and values that would be paid to the NEOs upon an actual termination of employment or a change of control. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.

Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees.

Termination of Employment

Vesting of Equity Compensation Plan Awards.  Generally, unvested equity awards held by any of our employees, including the NEOs, are cancelled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment. However, under certain circumstances, such as retirement, death, disability or a change of control, special vesting rules apply, as described below. All unexercised stock option awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.

Special Vesting upon Retirement.  With respect to stock options issued after December 20, 2001, if an NEO retires from service with us after reaching age 62, he is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule, as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us. The tables below do not reflect a payment for unvested options upon retirement, because vesting is not accelerated at retirement.

Restricted stock awards held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s retirement on or after age 62, provided the NEO refrains from competing with us. Mr. Robert I. Toll was the only NEO on October 31, 2008 with outstanding shares of restricted stock. The amount in the table below is the amount that would have been recognized by Mr. Toll if he had retired and sold all of his previously unvested restricted shares on October 31, 2008.

Special Vesting upon Death or Disability.  If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not vest upon death or disability, but will continue to vest on their normal vesting schedule, as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability is conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us. The tables below do not reflect a payment for unvested options upon termination due to death or disability, because vesting is not accelerated upon these events.

Restricted stock awards held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with the us due to death or disability, provided the NEO refrains from competing with us. Mr. Robert I. Toll was the only NEO on October 31, 2008 with outstanding shares of restricted stock. The amount in the table below is the amount that would have been recognized by Mr. Toll if his employment with us had terminated due to death or disability and all of his previously unvested restricted shares were sold on October 31, 2008.

Vesting of SERP Benefits.  Under the SERP, participants become 100% vested in their retirement benefits once they have completed 20 years of service with us and reached age 62. As of October 31, 2008 all three NEOs were fully vested in their SERP benefits. The tables below reflect the full vesting of Mr. Toll and Mr. Rassman for purposes of determining benefits payable upon any termination of employment, other than termination for cause.

In addition, if a SERP participant has not yet reached age 62, but has completed 20 years of service with us and dies or terminates employment due to his disability, or is terminated by us without cause, vesting in their SERP benefits will accelerate and they will be deemed to be fully vested and entitled to their benefits. As of October 31, 2008, each NEO had completed 20 years of service with us and was entitled to acceleration of his SERP benefits upon death, disability or termination without cause. The tables below reflect this acceleration.

If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture.

CFO Agreement.  As more fully described above under “Compensation Discussion and Analysis — Employment Agreements, Change of Control Provisions and Severance Payments — CFO Agreement”, Joel H. Rassman, our CFO, is entitled to certain payments in the event his employment with us is terminated (a) by us, with or without cause, (b) by Mr. Rassman, following certain actions by us, or (c) due to Mr. Rassman’s death. The cash severance payments to the CFO in the table below are based on the CFO’s base salary at October 31, 2008 of $1,000,000. The table below also assumes voluntary termination of employment means that Mr. Rassman notified us of his intention to terminate his employment within a specified period of time following (x) any material reduction or material adverse change in Mr. Rassman’s duties, (y) the removal of certain fringe benefits to Mr. Rassman or (z) our failure to provide Mr. Rassman with annual compensation, including salary and bonus, of at least $350,000. In addition, the table assumes that Mr. Rassman’s employment terminated as of October 31, 2008, and that he had received, prior to such termination, all fringe benefits to which he was entitled for fiscal 2008.

Change of Control

Immediately prior to a change of control of the Company, the Board of Directors may take action to cause all unvested outstanding stock options to fully vest and become exercisable. In addition, all shares of restricted stock fully vest and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP shall be fully vested in their SERP benefits and potentially eligible for a lump sum payout. The tables below reflect the amounts that would have been recognized by each NEO if a change of control had occurred on October 31, 2008 and (a) the Board of Directors had caused the unvested options to vest, (b) he had exercised and sold all of his previously unvested in-the-money stock options and previously unvested restricted shares that vested as a result of the change of control, and (c) he had received a lump sum payout of his SERP benefits.

Tables

Robert I. Toll

The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2008.

							Change of
	Termination of Employment ($)						Control ($)
		Involuntary
		Normal	Not for
Payments and Benefits	Voluntary	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards:
Stock option(1)	—	—	—	—	—	—	1,298,000
Restricted stock(2)	—	1,116,534	1,116,534	—	1,116,534	1,116,534	1,116,534
Payment of SERP benefits(3)	—	11,000,000	11,000,000	—	11,000,000	11,000,000	11,000,000

Total:	—	12,116,534	12,116,534	—	12,116,534	12,116,534	13,414,534

(1)	Value represents the number of in-the-money options that are unvested at October 31, 2008 multiplied by the difference of the closing price of our common stock on the NYSE on October 31, 2008 and the applicable option strike price.

(2)	See footnote 5 to the Outstanding Equity Awards at October 31, 2008 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2008, the value of his restricted stock award, based upon the closing price of our common stock on the NYSE on October 31, 2008, would have been $1,116,534.

(3)	The amount of the benefit shown would be paid in semi-monthly installments over a 20 year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a lump sum, unless prohibited by applicable tax regulations.

Zvi Barzilay

The following table describes the potential payments and benefits to Zvi Barzilay upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2008.

							Change of
	Termination of Employment ($)						Control ($)
		Involuntary
		Normal	Not for
Payments and Benefits	Voluntary	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards
Stock option(1)	—	—	—	—	—	—	283,200
Payment of SERP benefits(2)	—	5,720,000	5,720,000	—	5,720,000	5,720,000	5,720,000

Total:	—	5,720,000	5,720,000	—	5,720,000	5,720,000	6,003,200

(1)	Value represents the number of in-the-money options that are unvested at October 31, 2008 multiplied by the difference of the closing price of our common stock on the NYSE on October 31, 2008 and the applicable option strike price.

(2)	The amount of the benefit shown would be paid in semi-monthly installments over a 20 year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a lump sum, unless prohibited by applicable tax regulations.

Joel H. Rassman

The following table describes the potential payments and benefits to Joel H. Rassman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2008.

							Change of
	Termination of Employment ($)						Control ($)
		Involuntary
		Normal	Not for
Payments and Benefits	Voluntary	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards
Stock option(1)	—	—	—	—	—	—	155,760
Payment of SERP benefits(2)	—	5,500,000	5,500,000	—	5,500,000	5,500,000	5,500,000
Cash payment under employment agreement	—	—	250,000	250,000	166,666	—	—

Total:	—	5,500,000	5,750,000	250,000	5,666,666	5,500,000	5,655,760

(1)	Value represents the number of in-the-money options that are unvested at October 31, 2008 multiplied by the difference of the closing price of our common stock on the NYSE on October 31, 2008 and the applicable option strike price.

(2)	The amount of the benefit shown would be paid in semi-monthly installments over a 20 year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a lump sum, unless prohibited by applicable tax regulations.

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of, and reports to, the Board of Directors. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended October 31, 2008 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards (including Statement on Auditing Standards No. 61).

The Audit Committee reviewed and discussed with Ernst & Young LLP its independence from the Company and the Company’s management, and has received the written disclosures and letters from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with the independent registered public accounting firm’s independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2008.

The Audit Committee met four times during fiscal year 2008. In the course of the meetings, the Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Audit Committee obtained periodic updates from management on the process and reviewed management’s and the independent registered public accounting firm’s evaluation of the Company’s system of internal controls to be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2008 filed with the SEC.

In addition to the four Audit Committee meetings, the Audit Committee’s Chairman had eight meetings with the independent registered public accounting firm and management during fiscal 2008; such meetings were held prior to each release of Company quarterly and annual financial information or the filing of any such information with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2008 for filing with the SEC. The Audit Committee’s recommendation was considered and approved by the Board of Directors. The Audit Committee also re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, subject to stockholder ratification.

The Audit Committee reviewed its charter and recommended changes to the Board of Directors. It also conducted a committee self-assessment process and reported to the Board of Directors on its performance.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Paul E. Shapiro (Chairman)
Edward G. Boehne
Roger S. Hillas
Carl B. Marbach

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based on our review of the copies of these reports we received, and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons for the period November 1, 2007 through October 31, 2008 were made on a timely basis, with the exception of the inadvertent late filing of a Form 4 report on December 31, 2008 by Mr. Joseph R. Sicree, one of our officers, which reported an exchange of stock options on July 18, 2008, pursuant to our stockholder-approved stock option exchange program.

CERTAIN TRANSACTIONS

We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement or relationship between us and a related party. Under the Policy, the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors is responsible for reviewing and determining whether to approve or ratify any related party transaction. In making its determination to approve or ratify a transaction, the Governance Committee considers such factors as (i) the extent of the related party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to us, and (v) the aggregate value of the transaction. Pursuant to the Policy, the Governance Committee has delegated to its Chairman the authority to review and determine whether to approve or ratify any related party transaction in which the aggregate amount involved is reasonably expected to be less than $120,000. The Policy requires that all proposed related party transactions be reported to our legal department prior to consummation. The legal department reports the transaction to the Governance Committee or its Chairman, as applicable, for review. The legal department maintains a list of all related parties and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related party transactions. Under the Policy, all related party transactions that continue over a period of time are required to be reviewed and approved annually by the Governance Committee.

All related party transactions disclosed below were approved or ratified in accordance with the terms of the Policy.

During fiscal 2008, Mr. Robert I. Toll paid approximately $227,844 to us for legal and investment services, car service and office space for personal use. The aforementioned services were provided by us or our employees and such amounts were billed at rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and paid throughout the year with monies deposited with us in advance by Mr. Toll. The Executive Compensation Committee reviewed and approved the receipt of such services by Mr. Toll.

We formed Toll Brothers Realty LP (the “Trust”) in 1998 to take advantage of commercial real estate opportunities. The Trust is effectively owned one-third by us, one-third by Mr. Robert I. Toll, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Zvi Barzilay (and trusts established for the benefit of members of his family), Mr. Joel H. Rassman, and other current and former members of our senior management, and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2008, our investment in the Trust was approximately $431,566. We earned fees from the Trust of approximately $2,160,724 in fiscal 2008 under the terms of various development, finance and management services agreements. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated parties. Under such agreements, we also incur certain costs on behalf of the Trust for which we are reimbursed by the Trust. These fees and reimbursements were paid to us throughout the year. The amount due to us for fees and reimbursements as of October 31, 2008, was approximately $348,837; amounts due are paid on a monthly basis. The largest amount due to us from the Trust at any time during the last fiscal year was approximately $5,532,073.

As we previously reported in the proxy statement for our 2008 Annual Meeting of Stockholders, in December 2007, we sold a condominium to a trust, the beneficiary of which is Jacob Toll, the son of Robert I. Toll, for a price of approximately $2,235,672, which reflects a discount of $93,153 from the normal purchase price. The discount is consistent with our policy of providing home purchase discounts to immediate family members of our employees. In addition, a title insurance policy was purchased for the property from Westminster Title Company, Inc., our wholly owned title insurance subsidiary, for $6,322, representing the full amount of the premium; no discount was provided on the title insurance policy.

As we previously reported in the proxy statement for our 2008 Annual Meeting of Stockholders, in January 2008, Wendy Topkis, Bruce E. Toll’s daughter, and her husband informed us that they did not intend to make settlement on a condominium for which they had entered into an agreement of sale to purchase from us. We have retained the buyers’ deposit of $530,800 pursuant to our rights under the agreement of sale.

From time to time, we charter an aircraft for business purposes that is owned by Grey Falcon LLC, a company ultimately owned by Robert I. Toll. Mr. Toll retains an unrelated charter company to operate and manage the chartering of his aircraft, and the charter company pays Mr. Toll an hourly fee whenever his aircraft is chartered, whether by us or by an unrelated party. When we charter this aircraft, the rates we are charged by the charter company are lower than those it charges to other parties who charter the plane. During fiscal 2008, Mr. Toll received or was entitled to receive approximately $152,000 in fees from the charter company related to the chartering of his aircraft by us.

Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm of which Richard J. Braemer, one of our directors, is a partner, acted as counsel to us in various matters during fiscal 2008 and was paid aggregate fees of approximately $1,187,687 during fiscal 2008.

Bruce E. Toll is the Chairman of, and has an ownership interest in, Philadelphia Media Holdings, L.L.C., which is the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, two newspapers where we routinely advertise our homes and employment opportunities. During fiscal 2008, we paid approximately $584,553 in advertising to the Philadelphia Inquirer and the Philadelphia Daily News.

For information regarding certain other transactions, see “Proposal One — Election of Directors for Terms Ending 2012 — Director Compensation.”

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the first page of this proxy statement by October 9, 2009.

A stockholder may wish to have a proposal presented at the 2010 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 or more than 75 days prior to the first anniversary of the mailing of proxy materials for the preceding year’s annual meeting — that is, with respect to the 2010 Annual Meeting of Stockholders, between November 23, 2009 and December 23, 2009. In addition, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement, and (b) the requirements set forth below for having our Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the first page of this proxy statement by December 23, 2009, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Exchange Act and, therefore, the persons appointed by our Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR NOMINATION
CANDIDATES FOR DIRECTOR

Any stockholder may submit a nomination for director by following the procedures outlined in Section 2-8 of our bylaws. In addition, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement. In order to be considered for nomination as a candidate for election as a director at the 2010 Annual Meeting of Stockholders, a candidate recommended by a stockholder shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the view of the Nominating and Corporate Governance Committee have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with our size, complexity, reputation and success.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be “householding” our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited by our Board of Directors. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by our directors, officers or regular employees, or by a professional proxy solicitation organization engaged by us.

ANNUAL REPORT ON FORM 10-K

We make available free of charge on our website, www.tollbrothers.com, our annual report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to Director of Investor Relations, at our address appearing on the first page of this proxy statement.

By Order of the Board of Directors

Michael I. Snyder
Secretary

Horsham, Pennsylvania
February 6, 2009

     If you are a stockholder of record, meaning you hold your shares directly with the Company, and you plan to attend the Meeting, please mark the appropriate box on this proxy card, or send written notice of your intention to attend to: Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary, by March 4, 2009. If you are a beneficial owner, meaning your shares are held for you by a bank, broker or other intermediary, and you plan to attend the Meeting, please send written notice of your intention to attend to: Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary, by March 4, 2009. Please include with such notice: (1) your name, complete mailing address and phone number, (2) if you are not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual, and (3) evidence of your ownership (such as the relevant portion of your bank or brokerage firm account statement or a letter from the bank, broker or other intermediary confirming your ownership). If you do not provide the requested information to the Company by March 4, 2009, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.
     If you are a stockholder of record and plan to vote your shares at the Meeting, please bring this proxy card with you. If you are a beneficial owner and plan to vote your shares at the Meeting, please bring evidence of ownership with you, even if such evidence was provided in advance.
     All attendees must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or PDAs, with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs will not be permitted at the Meeting. The Company will have representatives at the entrance to the Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether these admission procedures have been followed and whether you will be granted admission to the Meeting. For further information on the Company’s admission policy and procedures for the Meeting, please refer to the proxy materials.
PROXY
TOLL BROTHERS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders — March 11, 2009
     The undersigned stockholder of Toll Brothers, Inc. (the “Company”), revoking all previous proxies, hereby appoints ROBERT I. TOLL and ZVI BARZILAY, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on March 11, 2009, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated, and as described below, with respect to the matters specified on the reverse side.
     This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the election of the four Director nominees named on the reverse side, “FOR” the ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, “AGAINST” the stockholder proposal to declassify the Company’s Board of Directors and “AGAINST” the stockholder proposal relating to separation of the roles of CEO and Chairman of the Board. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

1

The Company’s proxy materials are available online at: http://materials.proxyvote.com/889478.
(Continued and to be signed on the reverse side)

2

ANNUAL MEETING OF STOCKHOLDERS OF
TOLL BROTHERS, INC.
March 11, 2009
COMMON STOCK
Please date, sign and mail your proxy card in the envelope provided as soon as possible
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES
NAMED BELOW, “FOR” PROPOSAL TWO, AND “AGAINST” PROPOSALS THREE AND FOUR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. Election of Directors:

FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
	FOR ALL NOMINEES	(see instructions below)

☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold, as shown here ☑:
Nominees:
☐ Robert S. Blank
☐ Roger S. Hillas
☐ Stephen A. Novick
☐ Paul E. Shapiro
2. The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.
FOR ☐     AGAINST ☐     ABSTAIN ☐
3. A stockholder proposal to declassify the Board of Directors.
FOR ☐     AGAINST ☐     ABSTAIN ☐
4. A stockholder proposal relating to the separation of the roles of CEO and Chairman of the Board.
FOR ☐     AGAINST ☐     ABSTAIN ☐
5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2008 ANNUAL REPORT OF TOLL BROTHERS, INC.
MARK “X” IF YOU PLAN TO ATTEND THE MEETING.     ☐
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder                                                                   Dated:                          , 2009
Signature of Stockholder                                                                   Dated:                          , 2009

3

NOTE: Please sign this Proxy exactly as your name(s) appear(s) on this proxy card. Where shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

4